Exhibit 10.2

CONFIDENTIAL TREATMENT MATERIAL

CONFIDENTIAL TREATMENT REQUESTED: Information for which confidential treatment has been requested is omitted and is noted with asterisks.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission (the “Commission”).

LICENSE AND COLLABORATION AGREEMENT

BY AND BETWEEN

INCYTE EUROPE SARL

AND

JIANGSU HEnGRUI MEDICINE CO., LTD.

SEPTEMBER 1, 2015

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

ARTICLE 1	DEFINITIONS	1
ARTICLE 2	LICENSES	12
2.1	Grant to Incyte	12
2.2	Additional Licensing Provisions	13
2.3	Hengrui Retained Rights	13
2.4	Transfer of Hengrui Know-How	14
2.5	Performance by Affiliates, Subcontractors and Sublicensees	14
2.6	Restrictive Covenants	15
ARTICLE 3	GOVERNANCE	16
3.1	Joint Steering Committee	16
3.2	Joint Steering Committee Membership	17
3.3	Joint Steering Committee Meetings	18
3.4	Decision-Making	18
3.5	Dispute Resolution Procedures	18
3.6	Limits on JSC and Committee Authority	19
3.7	Committees	19
3.8	Minutes of Committee Meetings	19
3.9	Exchange of Information	20
3.10	Alliance Managers	20
ARTICLE 4	DEVELOPMENT	20
4.1	Overview	20
4.2	Development Costs	23
4.3	Records, Reports and Information	23
4.4	Clinical Supply	24
ARTICLE 5	REGULATORY	24
5.1	Regulatory Data and Regulatory Materials	24
5.2	Regulatory Filings and Regulatory Approvals	24
5.3	Communications	26
5.4	Adverse Event Reporting; Safety Data Exchange and Medical Inquiries	26
5.5	Regulatory Authority Communications Received by a Party	28
5.6	Recall, Withdrawal, or Market Notification of Product	29
ARTICLE 6	COMMERCIALIZATION	30
6.1	Commercialization in the Territories	30

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

(continued)

6.2	Both Parties’ Performance	31
ARTICLE 7	PAYMENTS	31
7.1	Upfront License Fee	31
7.2	Milestone Payments	31
7.3	Royalty Payments to Hengrui	32
7.4	Royalty Payments and Reports	33
7.5	Third Party Royalties and Other Payments	33
7.6	Taxes and Withholding	34
7.7	Currency Conversion	35
7.8	General Payment Procedures	35
7.9	Late Payments	35
7.10	Records; Audits	35
ARTICLE 8	INTELLECTUAL PROPERTY MATTERS	36
8.1	Inventions and Related Intellectual Property Rights	36
8.2	Patent Prosecution and Maintenance of Hengrui Patents	37
8.3	Patent Prosecution and Maintenance of Joint Patents	38
8.4	Defense and Enforcement of Patents	40
8.5	Patent Term Extensions	43
ARTICLE 9	REPRESENTATIONS, WARRANTIES AND COVENANTS	43
9.1	Mutual Representations and Warranties	43
9.2	Additional Representations and Warranties of Hengrui	44
9.3	Mutual Covenants	46
9.4	Disclaimer	48
9.5	No Other Representations or Warranties	48
ARTICLE 10	INDEMNIFICATION	48
10.1	Indemnification by Hengrui	49
10.2	Indemnification by Incyte	49
10.3	Indemnification Procedures	49
10.4	Limitation of Liability	52
10.5	Insurance	52

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

(continued)

ARTICLE 11	CONFIDENTIALITY	52
11.1	Confidential Information	52
11.2	Confidentiality Obligations	53
11.3	Return of Confidential Information	53
11.4	Permitted Disclosure and Use	53
11.5	Notification	54
11.6	Publicity; Filing of this Agreement	54
11.7	Publication	55
11.8	Use of Names	56
11.9	Survival	56
11.10	Effect of Change of Control of Hengrui	56
ARTICLE 12	TERM AND TERMINATION	57
12.1	Term	57
12.2	Incyte Termination for Convenience	58
12.3	Termination for Breach or Bankruptcy	58
12.4	Termination Disputes	58
ARTICLE 13	EFFECTS OF TERMINATION AND OTHER REMEDIES FOR MATERIAL BREACH OR DEFAULT, BANKRUPTCY, OR TERMINATION FOR CONVENIENCE	59
13.1	Termination by Incyte for Convenience, and Termination by Hengrui for Incyte’s Breach or Bankruptcy	59
13.2	Termination by Incyte for Hengrui’s Breach or Bankruptcy	60
13.3	Expiration of this Agreement	61
13.4	Return of Confidential Information	61
13.5	Accrued Rights	61
13.6	Survival	61
13.7	Rights in Bankruptcy	61
ARTICLE 14	DISPUTE RESOLUTION	62
14.1	Disputes	62
14.2	Arising Between the Parties	62
14.3	Dispute Resolutions	62
14.4	Patent and Trademark Dispute Resolution	62
14.5	Arbitration	62
14.6	Injunctive Relief	63

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

(continued)

ARTICLE 15	MISCELLANEOUS	63
15.1	Entire Agreement; Amendment	63
15.2	Force Majeure	63
15.3	Notices	63
15.4	No Strict Construction; Interpretation	64
15.5	Assignment	64
15.6	Further Actions	65
15.7	Severability	65
15.8	No Waiver	65
15.9	Cumulative Remedies	65
15.10	Independent Contractors	65
15.11	No Third Party Rights	65
15.12	Expenses	65
15.13	English Language; Governing Law	66
15.14	Counterparts	66

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

LICENSE AND COLLABORATION AGREEMENT

This License and Collaboration Agreement (this “Agreement”), dated as of September 1, 2015 (the “Effective Date”), is made by and between Incyte Europe SARL, a Swiss limited liability company (a société à responsabilité limitée) having its principal place of business at 1 rue Pre-de-la-Bichette, Geneva, Switzerland 1202 (“Incyte”), and Jiangsu Hengrui Medicine Co., Ltd., a Chinese limited liability company with offices at No.7 Kunlunshan Road, Lianyungang Eco & Tech Development Zone, Jiangsu Province, China 222047 (“Hengrui”). Incyte and Hengrui are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, Hengrui has developed and is currently further developing the Licensed Antibodies (as defined below), including the PD-1 monoclonal antibody SHR-1210 for the treatment and/or control of cancer;

Whereas, Incyte has significant experience in the development of pharmaceutical products;

Whereas, Incyte and Hengrui desire to establish a global collaboration for the further development and worldwide commercialization of the Licensed Antibodies; and

Whereas, Hengrui will have the exclusive commercialization rights in the Hengrui Territory (as defined below) and Incyte will have the exclusive commercialization rights in the rest of the world.

Now Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

Article 1
Definitions

As used in this Agreement, the following initially capitalized terms shall have the meanings set forth in this Article 1 or as otherwise defined elsewhere in this Agreement:

1.1.“Affiliate” means any Person directly or indirectly controlled by, controlling or under common control with, a Party, but only for so long as such control shall continue.  For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) shall be presumed to exist with respect to a Person in the event of the possession, direct or indirect, of (i) the power to direct or cause the direction of the management and policies of such Person (whether through ownership of securities, by contract or otherwise), or (ii) at [**] of the voting securities or other comparable equity interests.  The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than [**], and that in such case, such lower percentage shall be substituted in the preceding sentence; provided that such foreign investor has the power to direct or cause the direction of the management

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

and policies of such Person.  For the avoidance of doubt, neither of the Parties shall be deemed to be an “Affiliate” of the other.

1.2.“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws and laws for the prevention of bribery, fraud, racketeering, money laundering or terrorism.

1.3.“Back-up Antibodies” means any PD-1 Antibody (other than the Lead Antibody) that is (i) Controlled by Hengrui (or its Affiliates) as of the Effective Date, or (ii) that comes under the Control of Hengrui (or its Affiliates) during the Term, including (A) any second generation PD-1 monoclonal antibodies and (B) any second generation PD-1 monoclonal antibody derivatives.

1.4.“Back-up Product” means any pharmaceutical product containing a Back-up Antibody (alone or with other active ingredients), in all forms, presentations, formulations, administration, dosages, dosage forms, and packages.

1.5.“Biosimilar Product” means, on a country-by-country basis, a biologic product (a) whose licensing, approval, or marketing authorization relies in whole or in significant part on a prior approval, licensing or marketing authorization granted any Licensed Product; (b) whose licensing, approval, or marketing authorization relies in whole or in significant part on any data generated in support of a prior approval,  licensing, or marketing authorization granted any Licensed Product; or (c) is determined by the applicable Regulatory Authority to be  “interchangeable” with a Licensed Product as such term is defined in 42 USC §262(i)(3); provided, that, for clarity, the reference to reliance “in significant part” in clauses (a) and (b) of this Section 1.5 shall not mean that regulatory approval of such biologic product does not require the conduct of clinical trials for such product.

1.6.“Business Day” means a day (other than Saturday or Sunday) on which banks are open for business in Geneva, Switzerland and Jiangsu Province, China.

1.7.“Calendar Quarter”  means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.8.“Calendar Year” means a period of twelve consecutive calendar months beginning on and including January 1 and ending on December 31.

1.9.“Clinical Trial” means human clinical studies in which a Licensed Product is administered or otherwise evaluated in humans, including any Phase IV clinical studies sponsored by either Party or co-sponsored by both Parties or investigator initiated human clinical studies funded or otherwise supported by either Party or both Parties.

1.10.“CMC Information” means information or data related to, or contained in, the DMFs or the CMC section (or equivalent thereof) of any MAA or other Regulatory Approval for the Licensed Products, or IND or CTA, or any other similar data or information.

1.11.“Commercialize”, “Commercializing” or “Commercialization” means all activities covering the marketing, promotion, selling or offering for sale of a Licensed

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

Product, including planning, market research, pre-marketing, advertising, educating, marketing, promoting, importing, exporting, distributing and post-marketing safety surveillance and reporting obligations.  For clarity, “Commercialization” shall not include any activities covering Manufacturing or Development of the Licensed Antibodies or the Licensed Products.

1.12.“Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement, including to Develop, Commercialize or Manufacture the Licensed Antibodies or the Licensed Products, those efforts and resources consistent with such Party’s efforts in pursuing the development, commercialization or manufacture of any other comparable pharmaceutical products that are of similar market potential as such Licensed Antibody or Licensed Product being actively Developed, Manufactured or Commercialized under this Agreement by such Party, taking into account all relevant factors including product labeling or anticipated labeling, present and future market potential, past performance of such Licensed Antibody or Licensed Product, financial return, medical and clinical considerations, present and future regulatory environment and competitive market conditions, all as measured by the facts and circumstances at the time such efforts are due; provided that, Commercially Reasonable Efforts with respect to a Licensed Product requires that a Party: (a) set and seek to achieve reasonable objectives for carrying out its obligations, subject to adjustment or modification of such objectives taking into account all relevant factors, including those set forth above, and (b) make and implement decisions and allocate appropriate resources for the purpose of advancing progress with respect to achieving such objectives.  Commercially Reasonable Efforts shall be determined on a market-by-market basis for a particular Licensed Antibody or Licensed Product, and it is anticipated that the level of effort will be different for different markets.

1.13.“Control” means, when used in reference to intellectual property (including Patents, Inventions and Know-How), Confidential Information, other intangible property, or materials, that a Party owns or has a license or sublicense to such intellectual property (including Patents, Inventions and Know-How), Confidential Information, other intangible property or materials, and has the ability to grant access, a license or sublicense or other right to use such intellectual property (including Patents, Inventions and Know-How), Confidential Information, other intangible property or materials, as applicable, as provided for herein; provided, however, that such ability to grant such access, license, sublicense or other right is included only to the extent not (i) requiring the consent of a Third Party or (ii) violating the terms of any agreement or other arrangement with any Third Party.

1.14.“Develop”,  “Developing” or “Development” means all activities covering research, non-clinical, preclinical and clinical trials, toxicology testing, manufacturing development, formulation development, statistical analysis and reporting, preparation and submission of applications (including CMC Information) for Regulatory Approvals (including Pricing Approval) of the Licensed Products in the Territories, necessary or reasonably useful or requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining all Regulatory Approvals (including Pricing Approval) for the Licensed Products in the Territories. For clarity, “Development” shall include all Clinical Trials as well as other post Product Approval studies (including non-interventional studies) conducted for the aforementioned purposes, but shall not include any activities covering Commercialization or Manufacture.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

1.15.“Development Activities” means all Development activities that either have applicability for the Development of the Licensed Antibodies and the Licensed Products in a country of the Incyte Territory or a country of the Hengrui Territory or are necessary for the Development of a Licensed Antibody or a Licensed Product.

1.16. “Development Costs” means the costs and expenses incurred by a Party or its Affiliates directly attributable to, or reasonably allocable to, the Development of the Licensed Products. “Development Costs” shall include (i) Out-of-Pocket Costs and (ii) internal costs (e.g., staff or administrative) that are directly attributable or reasonably allocable to the Development of the Licensed Products.

1.17.“Development Data” means all non-clinical, clinical, technical, chemical, safety, and scientific data and information and other results, including relevant laboratory notebook information, screening data, Regulatory Data and synthesis schemes, including descriptions in any form, data and other information, generated by or resulting from or in connection with the conduct of Development Activities.

1.18.“Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.19.“EMA” means the European Medicines Agency or its successor.

1.20.“Euro” means a Euro, and “€” shall be interpreted accordingly.

1.21.“European Union” or “EU” means the countries of the European Union, as it is constituted as of the Effective Date and such other countries included in the Incyte Territory as of the Effective Date that after the Effective Date become members of the EU.

1.22.“FDA” means the U.S. Food and Drug Administration or its successor.

1.23.“FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.

1.24.“Field” means all uses, including diagnosis, therapeutic treatment and prevention of all diseases in animals and humans.

1.25.“First Commercial Sale” means, with respect to a Licensed Product, on a country by country basis, the first sale of such Licensed Product in a given country or other regulatory jurisdiction in the Territories after receipt of Regulatory Approval (not including Pricing Approval) for such Licensed Product in such country or regulatory jurisdiction.

1.26.“Good Clinical Practices” or “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable, (i) as set forth in European Commission Directive 2001/20/EC relating to the implementation of good clinical practice in the conduct of clinical trials on medicinal products for human use, and brought into law by European Commission Directive 2005/28/EC laying down the principles and detailed guidelines for good clinical practice for investigational medicinal products, (ii) regulation 536/2014 of the European Parliament and of the council of 16 April 2014 on clinical trials on medicinal products for human use, (iii) the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”)

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the EU, (iv) the Declaration of Helsinki (2004) as last amended at the 64th World Medical Association in October 2013 and any further amendments or clarifications thereto, (v) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (vi) the equivalent Laws in any relevant country, each as may be amended and applicable from time to time and in each case that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.27.“Good Laboratory Practices” or “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, (i) as set forth in European Commission Directive 2004/10/EC relating to the application of the principles of good laboratory practices, as may be amended from time to time, as well as the OECD Series on Principles of Good Laboratory Practice, (ii) the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and (iii) the equivalent Laws in any relevant country, each as may be amended and applicable from time to time.

1.28.“Good Manufacturing Practices” or “GMP” means all applicable Good Manufacturing Practices including (i) the applicable part of quality assurance to ensure that products are consistently produced and controlled in accordance with the quality standards appropriate for their intended use, as defined in European Commission Directive 2003/94/EC laying down the principles and guidelines of good manufacturing practice, (ii) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Sections 210, 211, 601 and 610, (iii) the Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products, (iv) the principles detailed in the ICH Q7A guidelines, and (v) the equivalent Laws in any relevant country, each as may be amended and applicable from time to time.

1.29.“Governmental Authority” means any multinational, federal, state, local, municipal or other governmental authority of any nature (including any governmental association, division, prefecture, subdivision, department, agency, bureau, branch, office, commission, committee, council, court or other tribunal, such as statutory health insurance funds and their associations), in each case having jurisdiction over the applicable subject matter.

1.30.“Hengrui Invention” means any Invention conceived, created or reduced to practice solely by Hengrui or its Affiliates, or a Person under an obligation of assignment to Hengrui or its Affiliates.

1.31. “Hengrui Know-How” means all Know-How that is Controlled by Hengrui (or its Affiliates) as of the Effective Date or at any time during the Term, which is necessary or useful for the Development, Manufacture or Commercialization of the Licensed Antibodies and/or Licensed Products.

1.32. “Hengrui Patent” means any Patent in the Territories that is (i) Controlled by Hengrui (or its Affiliates) as of the Effective Date, including the Patents listed in Schedule

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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1.32, or (ii) that comes under the Control of Hengrui (or its Affiliates) during the Term, in each case of (i) or (ii) which is necessary or useful for the Development, Manufacture or Commercialization of the Licensed Antibodies and/or Licensed Products.

1.33.“Hengrui Technology” means the Hengrui Patents and Hengrui Know-How.

1.34.“Hengrui Territory” means China, including Hong Kong, Macau and Taiwan.

1.35.“Incyte Invention” means any Invention conceived, created or reduced to practice solely by Incyte or its Affiliates, or a Person under an obligation of assignment to Incyte or its Affiliates.

1.36.“Incyte Territory” means the entire world except for countries of the Hengrui Territory.

1.37.“IND” means the equivalent application of an Investigational New Drug Application to the equivalent agency of the FDA in the Territories, such as a clinical trial application (“CTA”) or a clinical trial exemption, the filing of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.38.“Invention” means any Know-How (in each case, whether patentable or not) that is not existing as of the Effective Date and is conceived, created or reduced to practice under this Agreement during the Term.

1.39.“Joint Invention” means any Invention that is neither a Hengrui Invention nor an Incyte Invention.

1.40.“Joint Patent” means any Patent claiming a Joint Invention.

1.41.“Joint Steering Committee” or “JSC” means the joint steering committee formed by the Parties as described in Section 3.1.

1.42.“Joint Technology” means the Joint Inventions and the Joint Patents.

1.43.“Know-How” means any proprietary data, results, material(s), technology, and nonpublic information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports and plans, market research, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, stability data, other study data and procedures, including Development Data.

1.44.“Laws” means all laws, statutes, rules, regulations, directives, decisions, ordinances, guidelines and other pronouncements of any Governmental Authority.

1.45.“Lead Antibody” means the humanized anti-human PD-1 monoclonal antibody SHR-1210, as exemplified by the sequence in Exhibit A.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

CONFIDENTIAL TREATMENT MATERIAL

1.46.“Lead Product”  any pharmaceutical product containing the Lead Antibody (alone or with other active ingredients), in all forms, presentations, formulations, administration, dosages, dosage forms, and packages.

1.47.“Licensed Antibodies” means the Lead Antibody and the Back-up Antibodies.

1.48.“Licensed Product” means any pharmaceutical product containing a Licensed Antibody (alone or with other active ingredients), in all forms, presentations, formulations, administration, dosages, dosage forms, and packages.

1.49.“Manufacture” or “Manufacturing” means all activities related to the manufacturing of Licensed Antibodies or Licensed Product, or any ingredient thereof, including manufacturing for research, pre-clinical or clinical use or commercial sale, in-process and lot release testing, release of a Licensed Antibody or Licensed Product, quality assurance activities related to manufacturing of a Licensed Antibody or Licensed Product, packing, labeling, handling and storage of Licensed Product.

1.50.“Manufacturing Costs” means the total cost of manufacturing Licensed Antibodies or Licensed Product, as applicable, including the following components (i) external manufacturing fees, including freight and duty; (ii) raw materials, excipients, and packaging components; (iii) direct labor; (iv) factory overhead costs that can be directly attributed to the Licensed Antibodies or Licensed Product, such as equipment maintenance and repair, ongoing stability program costs, other plant services (e.g., waste treatment, waste incineration), supplies, and indirect labor (e.g., indirect hourly wages, salaried personnel, employee benefits, and overtime), and depreciation on direct capital assets (capital assets that can be directly attributed to the Licensed Antibodies or Licensed Product); and (v) allocations of indirect factory overhead and site support costs, such as utilities, quality assurance/testing, plant security, site science and technology (e.g., process design, process improvement), engineering, plant management/administration, building maintenance and repairs, safety and environmental, production planning and scheduling, depreciation on indirect capital assets, procurement, warehousing, and corporate site services (e.g., Finance, Human Resources, Information Services, etc.).

1.51.“Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to market the Licensed Products (but excluding Pricing Approval) in any particular country or regulatory jurisdiction, including such application filed with the FDA, with the EMA pursuant to the centralized procedure, with the MHLW or with the applicable Regulatory Authority of a country in the Territories.

1.52.“MHLW”  means Japan’s Ministry of Health, Labor and Welfare and any of its subsidiary agencies or local governments responsible for pharmaceutical matters, or any successor agency having substantially the same function.

1.53.“Net Sales” means the gross amount invoiced by or on behalf of Incyte or any of its respective Affiliates or sublicensees (or any permitted distributors) in accordance with this Agreement to independent Third Parties on account of sales of the Licensed Products, less the following deductions specifically and solely related to the Licensed Products and actually allowed:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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(a)customary trade, cash or quantity discounts, including early payment cash discounts, actually paid, granted or accrued, to the extent not already reflected in the amount invoiced;

(b)retroactive price reductions that are actually allowed or granted;

(c)value added tax, excise and sales taxes and customs duties to the extent included in the price and separately itemized on the invoice price (but specifically excluding, for clarity, any income taxes assessed against the income arising from such sale);

(d)outbound freight, transportation, shipment and insurance costs to the extent included in the price and separately itemized;

(e)returns, rebates, chargebacks and other allowances;

(f)bad debt;

(g)compulsory payments and rebates directly related to the sale of the Licensed Products paid to a Governmental Authority pursuant to governmental regulations by reason of any national or local health insurance program or similar program; and

(h)any other adjustment to gross sales in order to calculate net sales as customarily calculated by Incyte in accordance with GAAP.

In the case of any sale of the Licensed Products for value other than in an arm’s length transaction exclusively for cash, such as barter or counter-trade, Net Sales shall be determined by referencing Net Sales at which substantially similar quantities of the Licensed Products are sold in an arm’s length transaction for cash.

Notwithstanding the foregoing, amounts billed by Incyte, its Affiliates, its sublicensees or any permitted distributors for the sale of Licensed Product among Incyte, its Affiliates, its sublicensees or any permitted distributor for resale shall not be included in the computation of Net Sales hereunder.  Net Sales shall be accounted for in accordance with U.S. generally accepted accounting principles (“GAAP”), consistently applied.

If a Licensed Product is sold as part of a product containing an additional clinically active component, Net Sales of Product, for the purpose of determining royalty payments, shall be determined by multiplying Net Sales (as defined above) of the combination product by the fraction A/(A+B), where A is the average sales price of the Licensed Products containing the Licensed Antibody alone when sold separately in finished form and B is the average sale price of the additional clinically active component sold separately in finished form, provided that, if the individual components are not sold separately, the Parties will agree in good faith a reasonable apportionment of the sale price between the components of the Licensed Products in question.

1.54. “Out-of-Pocket Costs” means costs and expenses, excluding value added tax, paid to Third Parties (or payable to Third Parties and accrued in accordance with GAAP), other than Affiliates or employees, by either Party.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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1.55.“Patents” means patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, any patent issued with respect to any such patent applications, any reissue, reexamination, utility models or designs, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts thereof in any country.

1.56.“Patent Term Extension” means any term extensions, supplementary protection certificates and equivalents thereof offering Patent protection beyond the initial term with respect to any issued Patents.

1.57.“PD-1” means programmed cell death protein 1.

1.58.“PD-1 Antibody” means any a monospecific monoclonal antibody that binds to the PD-1 receptor and blocks its interaction with the PD-1 ligands PD-L1 and PD-L2.

1.59.“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

1.60.“Phase I Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a) or the foreign equivalent thereof.

1.61.“Pricing Approval” means the approval, agreement, determination or decision from a Governmental Authority establishing the price and/or reimbursement for the Licensed Products for sale in a given country or regulatory jurisdiction, as required by applicable Laws in such country or other regulatory jurisdiction prior to or subsequent to the marketing and sale of the Licensed Products in such country or regulatory jurisdiction.

1.62.“Product Approval” means the approval by a Governmental Authority necessary for the marketing and sale of the Licensed Products in a given country or regulatory jurisdiction, which may include the approval of an MAA (but shall not include any Pricing Approvals).

1.63.“Product Complaint” means any written, verbal or electronic expression of dissatisfaction regarding any Licensed Product sold by or on behalf of either Party (or any of its Affiliates or sublicensees) in the Territories, including reports of actual or suspected product tampering, contamination, mislabeling or inclusion of improper ingredients.

1.64.“Registration Study” means a Clinical Trial of a Licensed Product which is sufficiently powered to demonstrate the efficacy and safety of such Licensed Product for purposes of obtaining a Product Approval of such Licensed Product in the U.S. or EU.

1.65.“Regulatory Approvals” means all necessary approvals (including INDs, Product Approvals, Pricing Approvals and, in each case any supplements and amendments thereto), licenses, registrations or authorizations of any Governmental Authority, necessary for the Development, Manufacture, and Commercialization of the Licensed Products in a given country or regulatory jurisdiction.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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1.66.“Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approvals in such country or regulatory jurisdiction, including (i) in the U.S., the FDA, and (ii) in the European Union, the European Commission and relevant national medicines regulatory authorities.

1.67.“Regulatory Costs” means the costs and expenses incurred by a Party or its Affiliates attributable to, or reasonably allocable to, the filing fees associated with submissions for Regulatory Approvals for the Licensed Products, including the MAA, Product Approval, Pricing Approvals and Manufacturing-related Regulatory Approvals, the preparation, obtaining or maintaining of Regulatory Materials subsequent to receipt of the respective Regulatory Approvals for which such Regulatory Material is necessary and the cost of maintaining such respective Regulatory Approvals after it was received, including expenses for meetings with Regulatory Authorities after filing for the respective Regulatory Approval.

1.68.“Regulatory Data” means any and all research data, pharmacology data, chemistry, manufacturing and control data, preclinical data, clinical data and all other documentation submitted, or required to be submitted, to Regulatory Authorities in association with obtaining or maintaining all Regulatory Approvals (including Pricing Approval) for the Licensed Products in the Territories (including any applicable Drug Master Files (“DMFs”), Chemistry, Manufacturing and Control (“CMC”) data, or similar documentation).

1.69.“Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority that are necessary in order to Develop, Manufacture, obtain and maintain Regulatory Approvals, market, sell or otherwise Commercialize the Licensed Products in a particular country or regulatory jurisdiction.  Regulatory Materials include materials relating to pre-IND meetings, INDs, pre-MAA meetings (including the biologics license application filed with the FDA), MAAs, presentations, responses, and applications for other Regulatory Approvals.

1.70.“Royalty Term” means, on a country-by-country and Licensed Product-by-Licensed Product basis the period of time beginning on the First Commercial Sale of a Licensed Product in a given country in the Incyte Territory and ending upon the later of: (i) the [**] of the First Commercial Sale of such Licensed Product in such country and (ii) the date on which such Licensed Product (including, the use, sale, offer for sale, importation, development or manufacturing thereof) is no longer covered by a Valid Claim in such country.

1.71.“SAE” means Serious Adverse Event.

1.72.“Superiority” with respect to a study, will be concluded if the null hypothesis of equal efficacy is rejected at the significance level Alpha[**], or equivalently, the lower limit of [**] confidence interval of the difference between Test and Control (nivolumab or pembrolizumab) is greater than zero (0).  (Assuming there is no superiority margin).  If the study has multiple testings, the alpha value needs to be split (to keep the overall Type I error rate to no more than [**]) and the split method needs to be pre-specified in the protocol.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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1.73.“SUSAR” means Suspected Unexpected Serious Adverse Reaction.

1.74.“Territories” means, collectively, the Hengrui Territory and the Incyte Territory, and “Territory” means the Hengrui Territory, with respect to Hengrui, or the Incyte Territory, with respect to Incyte, as applicable.

1.75.“Third Party” means any Person other than Hengrui or Incyte or their respective Affiliates.

1.76.“United States” or “U.S.” means the United States of America and its possessions and territories (which includes the Commonwealth of Puerto Rico and the District of Columbia).

1.77.“Valid Claim” means a claim of an issued and unexpired Hengrui Patent that (i) has not been rejected, revoked or held to be invalid or unenforceable by a court or other authority of competent jurisdiction, from which decision no appeal can be further taken and (ii) a claim within a patent application which application has not been pending for more than [**] years with respect to filings in the U.S., or [**] years with respect to filings outside the U.S., in each case from the date of its first priority filing and which claim has not been finally abandoned, disclaimed or admitted to be invalid or unenforceable through reissue or disclaimer.

Interpretation.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) words of one gender include the other gender; (d) references to a contract or other agreement mean such contract or other agreement as from time to time amended, modified or supplemented; (e) references to a Person are also to its permitted successors and assigns; (f) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless expressly stated otherwise; and (g) references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section
“Abandoned Development”	4.1.2(i)
“Acquirer”	11.10
“Acquirer Technology”	11.10.1
“Agreement”	Preamble
“Alliance Manager”	3.10
“Audit”	7.10
“Audited Party”	7.10
“Auditing Party”	7.10
“Australian Study”	4.1.6(i)
“Bankrupt Party”	13.7

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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“Change of Control”	11.10
“Clinical Supply Agreement”	4.4
“CMC”	1.68
“Committee”	3.7
“Confidential Information”	11.1
“Controlling Party”	8.4.1(a)
“CTA”	1.37
“Current Protocol”	4.1.6(i)
“Disclosing Party”	11.1
“DMFs”	1.68
“Effective Date”	Preamble
“GAAP”	1.53
“Hengrui”	Preamble
“Hengrui Co-Development Option”	4.1.5
“Hengrui Combination Study”	2.3
“Hengrui Product”	2.3
“ICH”	1.26
“Incyte”	Preamble
“Incyte Royalty Payments”	7.3
“Incyte Royalty Rates”	7.3
“Indemnification Claim Notice”	10.3.1
“Indemnified Party” and “Indemnifying Party”	10.3.1
“Indemnitee” and “Indemnitees”	10.3.1
“Infringement Claim”	8.4.1
“Joint Steering Committee” or “JSC”	1.41
“Losses”	10.1
“Party” or “Parties”	Preamble
“Receiving Party”	11.1
“Recovery”	8.4.2(c)(iv)
“Redacted Agreement”	11.6.2
“SEC”	11.6.1
“Segregated Technology”	11.10.2
“Senior Officer”	3.5.1
“Study Modifications”	4.1.6(i)
“Term”	12.1
“Third Party Claim”	10.1
“Third Party IP”	7.5.2(a)
“Third Party IP Agreement”	7.5.2(a)
“VAT”	7.6

Article 2
Licenses

2.1Grant to Incyte.    Subject to the terms and conditions of this Agreement, Hengrui hereby grants to Incyte, and Incyte hereby accepts, an exclusive (even as to Hengrui and its Affiliates but subject to Hengrui’s retained rights in Section 2.3), royalty-bearing license, including the right to sublicense through multiple tiers (subject to the restrictions set forth in Section 2.5.3), under the Hengrui Technology and Hengrui’s interest in the Joint

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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Technology to (i) Develop the Licensed Antibodies and Licensed Product in the Field for purposes of Commercialization in the Field and in the Incyte Territory, (ii) Manufacture the Licensed Antibodies and Licensed Product for purposes of (a) Development in the Field for Commercialization in the Field and in the Incyte Territory and (b) Commercialization in the Field and in the Incyte Territory, and (iii) Commercialize, use and otherwise exploit the Licensed Antibodies and Licensed Product in the Field and in the Incyte Territory.

2.2Additional Licensing Provisions.

2.2.1No Implied Licenses; Retained Rights.  Except as explicitly set forth in this Agreement, neither Party grants any license, express or implied, under its intellectual property rights to the other Party, whether by implication, estoppel or otherwise.

2.2.2Documents and Declarations.  Each Party shall execute all documents, give all declarations regarding the licenses granted hereunder and reasonably cooperate with the other Party upon its reasonable request at the cost of the requesting Party to the extent such documents, declarations and/or cooperation are required for the recordal or registration of the licenses granted hereunder at patent office(s) in the requesting Party’s Territory.

2.3Hengrui Retained Rights.   Hengrui shall retain rights under the Hengrui Technology to conduct Clinical Trials of the Licensed Antibodies in combination with Hengrui wholly-owned compounds (any such wholly-owned compound of Hengrui, other than the Licensed Antibodies, being referred to herein as a “Hengrui Product”) in both the Hengrui Territory and the Incyte Territory (each, a “Hengrui Combination Study”); provided that any such Hengrui Combination Study must be approved by (i) Incyte as provided in the last sentence of Section 3.1.2 and (ii) the applicable Regulatory Authorities in accordance with applicable Law.  In the event Hengrui desires to conduct a Hengrui Combination Study in the Incyte Territory, Hengrui shall purchase all Licensed Antibody or Licensed Product, as applicable, for use in such Hengrui Combination Study in the Incyte Territory from Incyte at [**] in accordance with the terms and conditions of a supply agreement to be negotiated between the Parties in good faith and on commercially reasonable terms.  For the avoidance of doubt, Hengrui’s retained rights under this Section 2.3 are limited solely to the right to conduct a Hengrui Combination Study in the Territories and in no event shall Hengrui have the right to Commercialize any Licensed Antibodies or Licensed Products in the Incyte Territory, including any Licensed Antibodies or Licensed Products which are the subject of a Hengrui Combination Study.    A clinical supply agreement will be negotiated in good faith and executed by the Parties within [**] days of the execution of this Agreement which will govern supply of the Licensed Antibody and / or Licensed Product for use in the Hengrui Combination Studies; provided that such clinical supply agreement shall be on commercially reasonable terms, including  (i) the supply price shall be [**] and (ii) all Licensed Antibodies and / or Licensed Products supplied under such clinical supply agreement shall be Manufactured in accordance with GMP and all applicable Laws.  As between the Parties, Hengrui will have the sole right to promote and otherwise Commercialize its Hengrui Products throughout the world, including the Incyte Territory, consistent with the approved label for any such Hengrui Product (including any approved use of such Hengrui Product in combination with the Licensed Products); provided, that, for

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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clarity, Hengrui shall have no right to promote or otherwise Commercialize the Licensed Antibodies or Licensed Products in the Incyte Territory, and shall not in connection with such promotion of such Hengrui Product in the Incyte Territory make any statement with respect to the Licensed Antibodies or Licensed Products except as may specifically be set forth in the approved label for such Hengrui Product; provided, further, that Incyte shall have the right to review and provide input on all briefing documents sent to Regulatory Authorities in the Incyte Territory and lead all meetings and other interactions with Regulatory Authorities in the Incyte Territory with respect to the Licensed Antibodies and Licensed Products, including meetings or other interactions by Hengrui with Regulatory Authorities with respect to the Licensed Antibodies or Licensed Products in relation to any Hengrui Combination Study.  For clarity, the license granted by Hengrui to Incyte under Section 2.1 includes the right for Incyte to Develop the Licensed Antibodies in combination with other compounds in both the Incyte Territory and the Hengrui Territory, subject to the oversight of the JSC under Section 3.1.1, provided that Hengrui shall have final decision making authority for all decisions related clinical Development of the Licensed Antibodies in combination with other compounds in the Hengrui Territory; provided further, that any approvals related to Incyte’s clinical Development of the Licensed Antibodies in combination with other compounds in the Hengrui Territory shall not be unreasonably withheld, conditioned or delayed.

2.4Transfer of Hengrui Know-How.  Within [**] after the Effective Date, Hengrui shall furnish or make available to Incyte a data package that shall include tangible or physical embodiments or electronic files of the Hengrui Know-How existing at the Effective Date,  with any Hengrui Know-How that is necessary for or included in any IND application for a Licensed Product translated into English by or on behalf of Hengrui.  If Incyte requests that any additional Hengrui Know-How be translated into English beyond that necessary for or included in any IND application for a Licensed Product, then the Parties shall share equally the cost of such translation.  In the event Incyte reasonably believes at any time during the Term that the tangible or physical embodiments or electronic file of the Hengrui Know-How furnished by Hengrui is incomplete, Incyte shall provide written notice thereof to Hengrui, and Hengrui shall furnish such missing Hengrui Know-How as promptly as practicable after receipt of Incyte’s written notice hereunder.  Hengrui shall use its reasonable endeavors to answer all questions received from Incyte regarding the Hengrui Know-How as soon as reasonably possible after receipt of Incyte’s request.

2.5Performance by Affiliates, Subcontractors and Sublicensees.

2.5.1Performance by Affiliates.  The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that each Party shall remain responsible for and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against such Party.  Wherever in this Agreement the Parties delegate responsibility to Affiliates, the Parties agree that such entities may not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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2.5.2Subcontractors.  Each Party shall ensure that each of its subcontractors accepts and complies with all of the terms and conditions of this Agreement, and such Party shall guarantee its subcontractors’ performance under this Agreement.  For the avoidance of doubt, each Party will remain directly responsible for the Development and Commercialization obligations and all amounts owed to the other Party under this Agreement.  Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against a subcontractor, for any obligation or performance hereunder prior to proceeding directly against such Party.

2.5.3Sublicensees.  Incyte shall have the right to sublicense any of the rights granted to Incyte under Section 2.1 to an Affiliate or Third Party; provided, however, that Incyte shall provide Hengrui with written notice of any such sublicense to a Third Party.

2.5.4Conditions of Sublicenses and Subcontracts.  With respect to each such sublicense pursuant to Section 2.5.3 or subcontract pursuant to Section 2.5.2, as applicable, each Party shall ensure that each of its sublicensees and subcontractors accepts and complies with all applicable terms and conditions of this Agreement, including with respect to provisions related to the use and ownership of Know-How and Patents, and such Party shall remain responsible for the performance of its sublicensees and subcontractors hereunder, and any such sublicense or subcontract shall (a) be subject and subordinate to the terms and conditions of this Agreement, (b) contain terms and conditions which are not inconsistent with the terms and conditions of this Agreement, (c) not in any way diminish, reduce or eliminate any of such Party’s rights and obligations under this Agreement, and (d) impose on the sublicensee or subcontractor all applicable obligations under the terms of this Agreement, including, to the extent applicable, the reporting, audit, inspection and confidentiality provisions hereunder, as well as a provision prohibiting such sublicensee or subcontractor from sublicensing or subcontracting in violation of the terms of this Agreement.  For the avoidance of doubt, each Party will remain directly responsible for all of its Development and Commercialization obligations and amounts owed to the other Party under this Agreement.  Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against a sublicensee or subcontractor, for any obligation or performance hereunder prior to proceeding directly against such Party.  Each Party shall provide the other Party with a copy of each such sublicense agreement granted pursuant to Section 2.5.3 within [**] after the execution thereof (redacted as such Party reasonably determines to protect confidential or commercially sensitive information. except to the extent necessary to determine compliance with the terms and conditions of this Agreement).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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2.6Restrictive Covenants.

2.6.1Activities.  Each Party hereby covenants and agrees that, during the Term, it shall not (and shall cause its respective Affiliates, sublicensees and subcontractors not to), either directly or indirectly, Commercialize the Licensed Antibodies or the Licensed Products in countries outside of its respective Territory.  Without limiting the generality of the foregoing, except as expressly permitted under this Agreement, neither Party shall (i) engage in any advertising activities relating to the Licensed Antibodies or the Licensed Products directed solely to customers located in countries within the Territory of the other Party, or (ii) solicit or fulfill orders from any prospective purchaser located in countries within the Territory of the other Party.  The restrictions in this Section 2.6.1 shall survive expiration of this Agreement.

2.6.2Contracts.  In the event that either Party (or any of its Affiliates) enters into any agreement with a subcontractor (including, any distributors or wholesalers) or a sublicensee for the Licensed Products, it shall include in any and all such agreement provisions substantially similar to those set forth in Section 2.6.1 such that such subcontractor or sublicensee, as applicable, shall only be authorized to Commercialize the Licensed Products within the applicable countries in the respective Territory of such Party, and shall be prohibited from Commercializing the Licensed Products outside of such Territory.

2.6.3Jurisdictional Compliance.  It is the desire and intent of the Parties that the restrictive covenants contained in this Section 2.6 be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought.  Hengrui and Incyte believe that the restrictive covenants in this Section 2.6 are valid and enforceable.  However, if any restrictive covenant should for any reason become or be declared by a competent court or competition authority to be invalid or unenforceable in any jurisdiction, such restrictive covenant shall be deemed to have been amended to the extent necessary in order that such provision be valid and enforceable, such amendment shall apply only with respect to the operation of such provision of this Section 2.6 in the particular jurisdiction in which such declaration is made.

Article 3
Governance

3.1Joint Steering Committee.    The Parties shall establish the JSC within [**] after the Effective Date.  The JSC shall perform the following functions:

3.1.1Review, coordinate and discuss the overall strategy for Developing, Manufacturing and Commercializing the Licensed Products in the Territories, including the overall strategy for seeking Regulatory Approvals for the Licensed Products in the Territories.  For clarity, Hengrui shall have final approval over clinical Development (but not preclinical Development or Manufacturing) in the Hengrui Territory (such approval not to be unreasonably withheld, conditioned or delayed);

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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3.1.2Review and discuss any proposed Hengrui Combination Study, and any decisions with respect to a proposed Hengrui Combination Study shall take into consideration the potential impact of such Hengrui Combination Study on the safety and efficacy profile of the Licensed Antibodies or Licensed Products, as applicable.  For clarity, Incyte shall have final approval over Development activities, including Hengrui Combination Studies, in the Incyte Territory;

3.1.3Facilitate the exchange of information between the Parties under this Agreement regarding the Development, Manufacturing and Commercialization of the Licensed Products in the Territory and establishing procedures for the efficient sharing of information and materials and Know-How reasonably necessary or useful for the Development, Manufacture or Commercialization of the Licensed Products in the Territories;

3.1.4Review any Development or Commercialization status reports provided in accordance with Section 4.3.2 and Section 6.2.1, respectively;

3.1.5Coordinate and facilitate exchange by both Parties of CMC Information, Regulatory Data and Regulatory Materials in support of filings, facility inspections and Product launch in the Incyte Territory and the Hengrui Territory;

3.1.6Review and discuss the contents of all submissions to Regulatory Authorities and Governmental Authorities in the Territories for Regulatory Approvals (including Pricing Approvals), Regulatory Materials and all necessary filing and registration activities related thereto;

3.1.7Review Regulatory Approvals for the Licensed Products in the Territories;

3.1.8Review, discuss and oversee issues regarding pharmacovigilance and safety in the Territories (including the maintenance of the global safety database);

3.1.9Review the progress of the other Committees, if any;

3.1.10Resolve disputes and other matters referred to the JSC by any other Committee, if any; and

3.1.11Have such other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon by the Parties in writing from time to time.

3.2Joint Steering Committee Membership.  Hengrui and Incyte shall each designate two (2) representatives of appropriate seniority and experience to serve on the JSC by written notice to the other Party.  Either Party may designate substitutes for its representatives if one (1) or more of such Party’s designated representatives are unable to be

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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present at a meeting.  From time to time each Party may replace its representatives by written notice to the other Party specifying the prior representative(s) and their replacement(s).  The JSC shall be chaired by a representative of Incyte.  One member of the JSC shall serve as secretary of the JSC at each Committee meeting, and the secretary shall alternate from meeting to meeting between an Incyte Committee member and a Hengrui Committee member.    The chairperson shall be responsible for (i) calling meetings, (ii) preparing and issuing minutes of each such meeting within [**] thereafter, and (iii) preparing and circulating an agenda for the upcoming meeting; provided that the chairperson shall consider including any agenda items proposed by either Party no less than [**] prior to the next scheduled JSC meeting.

3.3Joint Steering Committee Meetings.  The JSC shall hold at least one (1) meeting per Calendar Quarter at such times during such Calendar Quarter as it elects to do so, provided that the JSC shall meet more or less frequently as Incyte and Hengrui mutually agree.  Meetings of the JSC shall be effective only if at least one (1) representative of each Party is present or participating or, in case no representative of one Party being present or participating, such Party’s chairperson refuses to calling a meeting or such Party’s representatives refuse to accept invitations to meetings or participate in meetings, each over a period of more than one Calendar Quarter. The JSC may meet either (i) in person at either Party’s facilities or at such locations as the Parties may otherwise agree or (ii) by audio or video teleconference.  Other representatives of each Party involved with the Licensed Products may attend meetings as non-voting participants, subject to the confidentiality provisions set forth in Article 11.  Additional meetings of the JSC may also be held with the consent of each Party, as required to resolve disputes, disagreements or deadlocks in the other Committees or as otherwise required under this Agreement, and neither Party shall unreasonably withhold its consent to hold such additional meetings.  Each Party shall be responsible for all of its own expenses incurred in connection with participating in the JSC meetings or any of the other Committee meetings.

3.4Decision-Making.  As expressly set forth in Section 3.1, the JSC may make decisions with respect to any subject matter that is subject to the JSC’s decision-making authority and functions.  All decisions of the JSC shall be made by unanimous vote or unanimous written consent, with Incyte and Hengrui each having, collectively, among its respective members, one (1) vote in all decisions.  The JSC shall use commercially reasonable efforts to resolve the matters within its roles and functions or otherwise referred to it. If the JSC cannot reach consensus on a matter within [**] after such matter has been brought to the JSC’s attention, then such matter shall be first referred to the Chief Medical Officer of Incyte and the Chairman of the Board of Hengrui.  Such officers shall use their commercially reasonable efforts to reach mutually acceptable resolutions on all such disputed matters.  If such officers are unable to resolve such dispute within [**] after the dispute is first referred to such officers, the matter shall be resolved as provided in Section 3.5.

3.5Dispute Resolution Procedures.  In the event that any matter remains unresolved pursuant to Section 3.4, then the following shall apply:

3.5.1With respect to all disputes arising between the Parties under the JSC, if the Parties are unable to resolve such dispute pursuant to Section 3.4, either Party may refer such dispute in writing to the Chief Executive Officer of each of the Parties, or a designee from senior

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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management with decision-making authority (the Chief Executive Officer or such designee, the “Senior Officer”), for attempted resolution by good-faith negotiations within [**] after such notice is received.   If the Chief Executive Officers are unable to resolve such dispute within [**] after such dispute is first referred to them pursuant to this Section 3.5.1, then Incyte shall have the final decision making authority in the Incyte Territory and Hengrui shall have final decision making authority in the Hengrui Territory.  In exercising its final decision making authority, (i) neither Party may (A) require the other Party to violate any applicable Law or any agreement it may have with any Third Party or (B) amend the terms and conditions of this Agreement, and (ii) Incyte may not require Hengrui to conduct Development Activities beyond those contemplated by Section 4.1.2.

3.5.2Nothing in this Section 3.5 shall affect the right of a Party to exercise its rights or remedies for a breach of this Agreement by the other Party.

3.6Limits on JSC and Committee Authority.  The JSC and any other Committee shall have only the powers assigned expressly to it in this Agreement, and shall not have any power to amend, modify or waive compliance with this Agreement.  In furtherance thereof, each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated or vested in the JSC and any other Committee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.  Without limiting the generality of the foregoing, neither the JSC nor any other Committee shall have decision-making authority with respect to (but may review and discuss) (i) any Commercialization activities for the Licensed Products in the Territories, (ii) Development Activities by Hengrui in the Hengrui Territory, (iii) Development Activities by Incyte in the Incyte Territory, (iv) approving of the publication of the conduct and outcomes of Clinical Trials pursuant to Section 11.7, and (v) obtaining, maintaining or enforcing Patent protection and market and data exclusivity for the Licensed Products in the Territories.

3.7Committees.  From time to time, the JSC may establish and delegate duties to other sub-committees or directed teams (each, a “Committee”) to oversee particular projects or activities.  Each such Committee shall be constituted and shall operate as the JSC determines; provided that each Committee shall have equal representation from each Party.  Committees may be established on an ad hoc basis for purposes of a specific project, or on such other basis as the JSC may determine.  Each Committee and its activities shall be subject to the oversight, review and approval of, and shall report to, the JSC.  In no event shall the authority of a Committee exceed that of the JSC.

3.8Minutes of Committee Meetings.  Definitive minutes of all Committee meetings shall be finalized after the meeting to which the minutes pertain as follows:

3.8.1Within [**] after a Committee meeting, the secretary of such Committee shall prepare and distribute to all members of such committee draft minutes of the meeting.  Such minutes shall provide a list of any issues yet to be resolved, either within such Committee or through the relevant resolution process.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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3.8.2The members of each Committee shall then have [**] after receiving such draft minutes to collect comments thereon and provide them to the secretary of such Committee.

3.8.3Upon the expiration of such second [**], the Parties shall have an additional [**] to discuss each other’s comments and finalize the minutes.  The secretary and chairperson(s) of such Committee shall each sign and date the final minutes.  The signature of such chairperson(s) and secretary upon the final minutes shall indicate each Party’s assent to the minutes.

3.9Exchange of Information.  Each Party shall keep the other Party fully and promptly informed as to its progress and activities relating to the Development and Commercialization of the Licensed Antibodies and the Licensed Products in the Territories, including with respect to regulatory matters and meetings with Regulatory Authorities, by way of updates to appropriate Committees or to the other Party in the event that the Committees are disbanded and as otherwise specified in this Agreement, or as reasonably requested from time to time by the other Party, but in any case at least once a Calendar Quarter.  If and to the extent reasonably requested by either Party, the other Party shall promptly provide to such Party or the JSC copies of the Regulatory Data or Regulatory Materials. In connection therewith, (i) Hengrui and Incyte shall provide each other with such information regarding their respective Development Activities, or otherwise relating to the Licensed Antibodies and the Licensed Products, as the other Party may reasonably request from time to time during the Term, (ii) Hengrui shall disclose to Incyte any Hengrui Know-How once it becomes available to Hengrui and (iii) each Party shall disclose to the other Party any Joint Technology once it becomes available to such Party.

3.10Alliance Managers.  Promptly following the Effective Date, each Party shall designate an individual to serve as the main point of contact for each Party to exchange information, facilitate communication and coordinate the Parties’ activities under this Agreement relating to the Licensed Products and to provide day-to-day support to the Committees (each, an “Alliance Manager”).  Each Alliance Manager shall be experienced in project management and shall have appropriate experience in the pharmaceutical industry.  Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party; provided that the Parties recognize and agree as to the importance of continuity in their relationship and the activities hereunder.

Article 4
Development

4.1Overview.

4.1.1Overview of General Development Activities.  Subject to the terms and conditions of this Agreement, during the Term, (i) Hengrui shall be responsible for conducting all Development Activities in the Hengrui Territory and (ii) Incyte shall be responsible for conducting all Development Activities in the Incyte Territory, subject to Section 4.1.6.  Without limiting the foregoing, Incyte shall use Commercially Reasonable Efforts to Develop the Licensed Products in the Incyte Territory.   The

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Parties shall conduct the Development Activities in their respective Territories in compliance with applicable Laws, GCPs, GLPs, GMPs and based on their respective experience, capabilities and capacity.  Each Party shall utilize adequately skilled personnel to perform or oversee, as applicable, the Development and Manufacturing of the Licensed Antibodies and the Licensed Products, in accordance with the terms of this Agreement.

4.1.2Abandoned Development.

(i)If, during the Term, prior to First Commercial Sale of a Licensed Product in an indication in the Field in the Incyte Territory, Hengrui determines in good faith that Incyte has ceased to conduct any Development activities in good faith for at least [**] and no significant constraints on such Development imposed by the actions or omissions of Hengrui, or by a Regulatory Authority, or by a Force Majeure event have occurred during such period (“Abandoned Development”), then Hengrui may deliver to Incyte written notice that Hengrui deems Incyte to have Abandoned Development.  If Hengrui delivers such written notice to Incyte, such notice shall set forth the basis for Hengrui’s good faith determination.  If Incyte disagrees with Hengrui’s determination that Incyte has Abandoned Development, then the Parties will meet within [**] to discuss such disagreement.  If the Parties cannot agree after such discussion, then the terms of Section 14 shall apply to resolve such dispute.

(ii)If it is finally determined pursuant to the procedures set forth in clause (i) above that Incyte has Abandoned Development, then, within [**] Days of such final determination being conclusively made, Incyte shall either: (1) provide Hengrui with a written plan describing the actions that Incyte proposes to take to remedy such Abandoned Development together with a payment of [**]; or (2) provide Hengrui with written notice that Incyte chooses not to provide such a plan and payment, in which case Hengrui shall have the right to terminate this Agreement in accordance with Section 12.3.1(c).  In the event that Incyte elects to provide such a plan and payment, Incyte shall, within [**] from the delivery of such plan and payment to Hengrui, initiate and diligently pursue such plan.  If Incyte fails to initiate and diligently pursue such plan within such [**] period, then Hengrui may terminate this Agreement in accordance with Section 12.3.1(c).

4.1.3Preclinical Development Activities.  Notwithstanding anything to the contrary contained herein, Hengrui shall be responsible for conducting all preclinical Development Activities necessary to support the filing and clearance of any IND applications for the Licensed Antibodies for submission to Regulatory Authorities in the U.S., EU and Japan; provided, however, that Incyte shall also have the right to conduct preclinical Development Activities with respect to any Licensed Antibodies in the Incyte Territory. Hengrui shall assemble the appropriate documentation required for the IND submissions in consultation with Incyte.  It is the intent of the Parties that an IND for the Lead Antibody be submitted to Regulatory Authorities in the U.S., EU, and Japan in accordance with Section 5.2.  For clarity, Hengrui shall be responsible for conducting, at its sole cost and expense, any Development Activities required by any Regulatory Authority in the Incyte Territory prior to the initiation of Phase I Clinical Trials in the Incyte Territory.

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4.1.4Clinical Development Activities.   Hengrui shall be responsible for all Development Activities associated with clinical Development and Regulatory Approval of the Licensed Antibodies and Licensed Products in the Hengrui Territory.  Subject to Section 4.1.6, Incyte shall be responsible for all Development Activities associated with clinical Development and Regulatory Approval of the Licensed Antibodies and Licensed Products in the Incyte Territory.

4.1.5Hengrui Co-Development Option.  In the period beginning on the Effective Date until [**] after the Effective Date, Hengrui and Incyte agree to negotiate in good faith an agreement under which Hengrui would have the right to elect to co-fund  Development by Incyte of the Licensed Antibodies for Commercialization by Incyte in the Incyte Territory (the “Hengrui Co-Development Option”), which Hengrui Co-Development Option would include an increase in royalties payable to Hengrui  in exchange for Hengrui sharing in Development Costs with respect to the Development Activities related to the Hengrui Co-Development Option, and in which case the Parties would establish a mechanism for such sharing of Development Costs on the basis of full-time equivalents and a rate for such full-time equivalents.  For clarity, (i) failure by the Parties to reach agreement on the Hengrui Co-Development Option shall not constitute a breach of this Agreement by either Party as long as such Party has negotiated such agreement in good faith during such [**] period, and (ii) this Section 4.1.5 shall not preclude the Parties from agreeing to co-fund a global study to Develop the Licensed Antibodies for both Commercialization by Incyte in the Incyte Territory and by Hengrui in the Hengrui Territory, in which case such co-funding would [**] in royalties payable to Hengrui.

4.1.6Australian Phase I Clinical Trial.

(i)Responsibilities.  After the Effective Date, Incyte, after consultation with Hengrui, will have final decision-making authority with respect to the currently planned Phase I Clinical Trial in Australia (the “Australian Study”); provided that Incyte will reasonably take into consideration Hengrui’s input for all major decisions (dose, schedule and amendments).  Hengrui will transfer to Incyte the IND, Regulatory Data and Regulatory Materials for the Australian Study within [**] after the Effective Date.  Hengrui and Incyte will coordinate with respect to contracts between Hengrui and Third Parties providing materials or services for the Australian Study (including clinical site(s) and contract research organization(s)) to either assign contracts to Incyte or to allow Incyte to directly interact with such Third Parties.  Hengrui agrees not to amend or terminate any contracts with Third Parties related to the Australian Study without Incyte’s prior written consent or to not otherwise materially breach such contracts.  Incyte will lead the clinical operation and Hengrui will co-manage the Australian Study with Incyte, until it is completed per the current protocol as summarized in Exhibit C to this Agreement (the “Current Protocol”).  The JSC shall have the right to amend the Current Protocol; provided that any such amendment shall not

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adversely impact Hengrui’s rights, financial obligations, or responsibilities without Hengrui’s prior written approval.  The JSC will define Hengrui’s role in co-managing (including representation on the study team) the Australian Study within [**] after the Effective Date; provided that Incyte will not exercise its final decision making authority under Section 3.5.1 to give Hengrui less than a meaningful role in co-managing the Australian Study.  Any modifications to the Australian Study after completion of the Current Protocol (including additional cohorts, expansion for combination therapies, etc.) (“Study Modifications”) will be exclusively managed and funded by Incyte.

(ii)Australian Study Development Costs.    Hengrui and Incyte will each contribute [**] to the out-of-pocket Development Costs for the conduct of the Australian Study in accordance with Current Protocol [**] and will [**] for the conduct of the Australian Study in accordance with the Current Protocol, through a mechanism to be agreed upon by the JSC within [**] after the Effective Date.

(iii)Australian Study Data and Results.  Notwithstanding anything to the contrary in this Agreement, Hengrui shall have access to all Regulatory Data and Regulatory Materials from the Australian Study conducted under the Current Protocol (but not from Study Modifications), and Hengrui may submit any such Regulatory Data and Regulatory Materials to the applicable Governmental Authorities in the Hengrui Territory.

4.2Development Costs.    Subject to Section 4.1.6(ii) and to the last sentence of Section 4.1.5, all Development Costs for Development Activities in the Incyte Territory shall be borne by Incyte and all Development Costs for Development Activities in the Hengrui Territory shall be borne by Hengrui.

4.3Records, Reports and Information.

4.3.1General.  Each Party shall maintain current and accurate records of all Development Activities in its respective Territory, and all data and other information resulting from such Development Activities (which records shall include, as applicable, books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof (e.g., samples of materials and other graphic or written data generated in connection with such Development Activities)).  Such records shall properly reflect all work done and results achieved in the performance of such Development Activities in sufficient detail and in good scientific manner appropriate for regulatory and patent purposes.  Each Party shall document such Development Activities, including Clinical Trials, in formal written study reports according to applicable national and international (e.g., ICH, GCP and GLP) guidelines. All Clinical Trial activities should be documented by setting up, maintaining and controlling a trial master file according to ICH-GCP.

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4.3.2Status Updates in the Territories.  Each Party shall provide the JSC with reports detailing its respective Development Activities and the results thereof at least [**] prior to any JSC meeting, but in any event, on at least a Calendar Quarter basis.

4.4Clinical Supply.   The Parties shall use good faith efforts to negotiate and enter into a clinical supply agreement (the “Clinical Supply Agreement”) within [**] of the execution of this Agreement which will govern the supply of the Licensed Antibodies and / or Licensed Products by Hengrui to Incyte for use in Clinical Trials to be performed by Incyte (or its Affiliates or designees).  The Parties agree that the Clinical Supply Agreement shall be on commercially reasonable terms, including (i) a supply term of up to the earlier of ([**]; (ii) the supply price shall be [**]; (iii) all Licensed Antibodies and / or Licensed Products supplied under the Clinical Supply Agreement shall be Manufactured in accordance with GMP and all applicable Laws; and (iv) provisions for a manufacturing technology transfer from Hengrui to Incyte or a contract manufacturing organization of Incyte’s designation.

Article 5
Regulatory

5.1Regulatory Data and Regulatory Materials.

5.1.1Regulatory Materials.  During the Term, responsibility for overseeing, monitoring and coordinating regulatory actions, communications and filings with, and submissions to, all applicable Regulatory Authorities with respect to the Licensed Products in the Territories shall be allocated between the Parties as set forth in this Article 5.

5.1.2Regulatory Data Generated by Hengrui and Incyte.  Within [**] after the Effective Date, Hengrui shall provide Incyte with a copy of any Regulatory Materials and Regulatory Data necessary or useful for Incyte to execute its rights or to perform its obligations under this Agreement. During the Term, Hengrui and Incyte shall promptly provide each other copies of any further Regulatory Materials and Regulatory Data.  All Regulatory Materials and Regulatory Data provided by Hengrui to Incyte under this Agreement shall be translated into the English language.

5.1.3CMC Information.  Upon reasonable request by Incyte, Hengrui shall provide Incyte with any CMC Information necessary or useful or otherwise requested or required by a Regulatory Authority and/or Governmental Authority as a condition or in support of obtaining or maintaining all Regulatory Approvals (including Pricing Approval) for the Licensed Products in the Incyte Territory.  All materials provided by Hengrui to Incyte under this Agreement shall be translated into the English language.

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5.2Regulatory Filings and Regulatory Approvals.

5.2.1General Responsibilities; Ownership of Regulatory Approvals.

(a)General Responsibilities of Incyte. Except with respect to Hengrui’s obligation to prepare all Regulatory Materials associated with the filing and clearance of all INDs as set forth in Section 4.1.3, Incyte shall be responsible for the preparation of all Regulatory Materials necessary or desirable for obtaining and maintaining Regulatory Approvals in the Incyte Territory (including in connection with patient information leaflets, labeling and packaging for the Licensed Products in the Incyte Territory).  Hengrui shall have the right to review any essential materials and may provide advice to Incyte on the proposed strategy and documentation for submission in the Incyte Territory and Incyte shall reasonably consider such comments in good faith in preparing such materials.  Incyte shall submit such Regulatory Materials and MAAs, as applicable, to the applicable Governmental Authorities in the Incyte Territory.

(b)General Responsibilities of Hengrui. Hengrui shall be responsible for the preparation of all Regulatory Materials necessary or desirable for obtaining and maintaining Regulatory Approvals in the Hengrui Territory (including in connection with patient information leaflets, labeling and packaging for the Licensed Products in the Hengrui Territory).  Incyte shall have the right to review any essential materials and may provide advice to Hengrui on the proposed strategy and documentation for submission in the Hengrui Territory and Hengrui shall reasonably consider such comments in good faith in preparing such materials.  Hengrui shall submit such Regulatory Materials and MAAs, as applicable, to the applicable Governmental Authorities in the Hengrui Territory.

(c)Meetings with Authorities.  To the extent not prohibited by applicable Laws, Incyte and Hengrui shall each be entitled to attend key meetings with the relevant Regulatory Authorities in the Territories with respect to obtaining or maintaining the Licensed Products Approvals for the Licensed Products in the Territories, including oral explanations before the Committee for Human Medicinal Products or before U.S. or foreign equivalents thereof and to participate fully in such meetings.  A party attending a key meeting with Regulatory Authorities in the other Party’s Territory shall be limited to [**] attendees.

(d)Ownership of Regulatory Approvals.  All Regulatory Approvals for the Licensed Products in the Territories shall be in the name of the Party responsible for preparing and submitting such Regulatory Approvals in its respective territory (or portions thereof), and such Party shall own all right, title and interest in and to all such Regulatory Approvals and all related Regulatory Materials.

(e)Cooperation.  Each Party shall cooperate with and provide reasonable assistance to the other Party in connection with all activities undertaken by such Party relating to the obtaining and maintaining of the Regulatory Approvals.

5.2.2Pricing Approvals.  Notwithstanding the provisions of Section 5.2.1, to the extent that a given country or regulatory jurisdiction in the Territories requires Pricing Approval for sale of the Licensed Products in such country or regulatory jurisdiction, Incyte shall (to the extent permitted by applicable Laws) be solely responsible for obtaining and maintaining Pricing Approvals in the countries and regulatory

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jurisdictions in the Incyte Territory, in its own name, and Hengrui shall (to the extent permitted by applicable Laws) be solely responsible for obtaining and maintaining Pricing Approvals in the countries and regulatory jurisdictions in the Hengrui Territory, in its own name.  Each Party shall keep the other Party informed on an ongoing basis of each Party’s strategy for seeking, and the results it obtains in seeking, such Pricing Approvals in its respective Territory, including the results of any material discussion or other communication with relevant Governmental Authorities regarding such Pricing Approvals.  To the extent not prohibited by applicable Laws, Incyte and Hengrui shall be entitled to attend key meetings with the relevant Regulatory Authorities with respect to obtaining or maintaining Pricing Approvals for the Licensed Products in each other’s respective Territory.

5.2.3Cost of Regulatory Activities.    [**] provided, however, that the Parties [**] associated with the Australian Study conducted in accordance with the Current Protocol.

5.2.4Reporting and Review.  Each Party shall keep the other Party reasonably and regularly informed in connection with the preparation of all material Regulatory Materials, Regulatory Authority review of Regulatory Materials, and Regulatory Approvals, in each case with respect to the Licensed Products within its respective Territory.  Upon reasonable request, each Party shall provide the other Party, in a timely manner, with copies of all material notices, questions, and requests for information in tangible form which it receives from a Regulatory Authority with respect to the Licensed Products in its respective Territory;  provided, however, that such Party shall have the right to redact any information to the extent not related to the Licensed Products.

5.3Communications.  The Parties shall cooperate in communicating with any Regulatory Authority having jurisdiction regarding the Licensed Products in the Territories and each Party shall keep the other Party informed of planned regulatory submissions and material communications, either on its own initiative in accordance with this Agreement or as a result of such a Regulatory Authority initiating contact with such Party in connection therewith.  Each Party shall promptly provide, and cause its Affiliates, its sublicensees and permitted distributors to provide, the other Party with copies of regulatory submissions to, and material communications with, any Regulatory Authorities in its Territory.  Notwithstanding the foregoing, except as may be required by applicable Laws, neither Party shall, with respect to the Licensed Products, communicate with any Regulatory Authority having jurisdiction in the other Party’s Territory regarding the Licensed Products, unless requested or permitted in writing to do so by the other Party, or unless so ordered by such Regulatory Authority, in which case such Party shall immediately notify the other Party of such order and shall, to the extent permitted by applicable Laws, not take any further actions or communicate with such Regulatory Authority further until the other Party has provided instruction as to how to proceed.  All communications with Regulatory Authorities regarding the Licensed Products in the Territories shall be undertaken as provided in this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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5.4Adverse Event Reporting; Safety Data Exchange and Medical Inquiries.

5.4.1Pharmacovigilance.  Incyte shall be responsible for the collection, review, assessment, tracking and filing of information related to adverse events associated with the Licensed Products in the Incyte Territory (whether or not Product Approval has been achieved), in each case in accordance with applicable Laws and this Agreement (and Incyte shall ensure that, in the Development and Commercialization of the Licensed Products, it will record, investigate, summarize, notify, report and review all adverse events in accordance with applicable Laws).  Hengrui shall be responsible for the collection, review, assessment, tracking and filing of information related to adverse events associated with the Licensed Products in the Hengrui Territory (whether or not Product Approval has been achieved), in each case in accordance with applicable Laws and this Agreement (and Hengrui shall ensure that, in the Development and Commercialization of the Licensed Products, it will record, investigate, summarize, notify, report and review all adverse events in accordance with applicable Laws). Each Party shall keep the other Party informed of any SAE, SUSAR, or pregnancy report occurring in subjects exposed to the Licensed Products, whether through commercial use or Development Activity, according to timelines defined in a written pharmacovigilance agreement. The safety representatives from each of the Parties shall meet and agree upon a written pharmacovigilance agreement for exchanging adverse event and other safety information relating to the Licensed Products within [**] prior to the anticipated first dosing of the first patient in the first Clinical Trial performed under this Agreement.  [**] of establishing and maintaining the global safety database for the Licensed Products.  Such written pharmacovigilance agreement shall ensure that all adverse event and other safety information is exchanged according to a schedule that will permit each Party (and its Affiliates, sublicensees or subcontractors) to comply with applicable Laws and regulatory requirements in their respective Territory, including reporting any safety data provided by the other Party to the Regulatory Authorities in such Party’s Territory.

5.4.2Medical Inquiries for the Licensed Products.  Incyte shall be responsible for handling all medical questions or inquiries, including all Product Complaints, in the Incyte Territory, with regard to any Licensed Product sold by or on behalf of Incyte (or any of its Affiliates or sublicensees) (including setting up a call center in connection therewith), in each case in accordance with applicable Laws and this Agreement.  Hengrui shall be responsible for handling all medical questions or inquiries, including all Product Complaints, in the Hengrui Territory, with regard to any Licensed Product sold by or on behalf of Hengrui (or any of its Affiliates or sublicensees or permitted distributors) (including setting up a call center in connection therewith), in each case in accordance with applicable Laws and this Agreement. Incyte shall promptly forward any and all medical questions or inquiries which it receives with respect to any Licensed Product sold by or on behalf of Hengrui (or any of its Affiliates or sublicensees or permitted distributors) in the Hengrui Territory to Hengrui in accordance with all applicable Laws.  Hengrui shall promptly forward any and all medical questions or inquiries which it receives with respect to

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any Licensed Product sold by or on behalf of Incyte (or any of its Affiliates or sublicensees) in the Incyte Territory to Incyte in accordance with all applicable Laws.  Notwithstanding the foregoing, Incyte shall be responsible for handling any Product complaints received from inside the Incyte Territory related to the Manufacture of the Licensed Products, and Hengrui shall support Incyte and provide all reasonably requested assistance and information to handle such Licensed Product complaints.

5.5Regulatory Authority Communications Received by a Party.

5.5.1General.  Each Party shall promptly inform the other Party of notification of any action by, or notification or other information which it receives (directly or indirectly) from, any Regulatory Authority whether in the Incyte Territory or in the Hengrui Territory which (i) raises any material concerns regarding the safety or efficacy of the Licensed Products, (ii) indicates or suggests a potential material liability of either Party to Third Parties in connection with the Licensed Products, (iii) is reasonably likely to lead to a recall, market withdrawal or market notification with respect to the Licensed Products whether in the Incyte Territory or in the Hengrui Territory, or (iv) relates to expedited exchange of individual case safety reports and periodic safety reports with respect to the Licensed Products whether in the Incyte Territory or in the Hengrui Territory, or Product Complaints, and which may have an adverse impact on Regulatory Approvals or the continued Commercialization of the Licensed Products whether in the Incyte Territory or in the Hengrui Territory.  Incyte shall be solely responsible for responding to any such communications relating to the Licensed Products in the Incyte Territory and Hengrui shall be solely responsible for responding to any such communications relating to the Licensed Products in the Hengrui Territory.  Each Party shall reasonably cooperate with and assist the other Party in complying with regulatory obligations, including by providing to the other Party, within [**] after a request, such information and documentation which is in such Party’s possession as may be necessary or reasonably helpful for the other Party to prepare a response to an inquiry from a Regulatory Authority whether in the Incyte Territory or in the Hengrui Territory with respect to the Licensed Products.  Each Party shall promptly provide, and cause its Affiliates and sublicensees to provide, the other Party with a copy of all material correspondence received from a Regulatory Authority whether in the Incyte Territory or in the Hengrui Territory specifically regarding the matters referred to above.

5.5.2Disclosures.  In addition to its obligations under this Agreement, each Party shall disclose to the other Party the following regulatory information:

(a)Regulatory Actions.  All information pertaining to material actions taken by Regulatory Authorities whether in the Incyte Territory or in the Hengrui Territory, in connection with the Licensed Products, including any notice, audit notice, inspection notice, notice of initiation by Regulatory Authorities of investigations, inspections,

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detentions, seizures or injunctions concerning the Licensed Products whether in the Incyte Territory or in the Hengrui Territory, notice of violation letter (i.e., an untitled letter), warning letter, service of process or other substantial inquiry which (i) raises any material concerns regarding the safety or efficacy of the Licensed Products, (ii) alleges a potential material liability of either Party to Third Parties in connection with the Licensed Products, (iii) is reasonably likely to lead to a recall, market withdrawal or market notification with respect to the Licensed Products whether in the Incyte Territory or in the Hengrui Territory, or (iv) relates to expedited exchange of individual case safety reports and periodic safety reports with respect to the Licensed Products whether in the Incyte Territory or in the Hengrui Territory, or Product Complaints, and which are reasonably likely to have an adverse impact on Regulatory Approvals or the continued Commercialization of the Licensed Products whether in the Incyte Territory or in the Hengrui Territory; provided, however, that a Party shall be entitled to redact those portions thereof to the extent not related to the Licensed Products.  Without limiting the generality of the foregoing, each Party shall promptly, but in any event within [**], inform the other Party of any such material actions by any Regulatory Authority with respect to the Licensed Products whether in the Incyte Territory or in the Hengrui Territory.

(b)Regulatory Non-compliance.  With respect to information pertaining to notices from Regulatory Authorities whether in the Incyte Territory or in the Hengrui Territory of non-compliance with applicable Laws in connection with the Licensed Products, including receipt of a warning letter or other notice of alleged non-compliance from any Regulatory Authority directly or indirectly relating to the Licensed Products whether in the Incyte Territory or in the Hengrui Territory, such Party shall be entitled to redact those portions thereof to the extent not related to the Licensed Products.

5.6Recall, Withdrawal, or Market Notification of Product.

5.6.1Notification and Determination.  In the event that any Governmental Authority threatens or initiates any action to remove the Licensed Products from the market whether in the Incyte Territory or in the Hengrui Territory (in whole or in part), the Party receiving notice thereof shall notify the other Party of such communication promptly, but in no event later than [**], after receipt thereof.  Notwithstanding the foregoing, in all cases Incyte shall determine whether to initiate any recall, withdrawal or market notification of the Licensed Products in the Incyte Territory, and Hengrui shall determine whether to initiate any such recall, withdrawal or market notification of the Licensed Products in the Hengrui Territory, including the scope of such recall or withdrawal (e.g., a full or partial recall, or a temporary or permanent recall) or market notification; provided, however, that before Incyte or Hengrui (as the case may be) initiates a recall, withdrawal or market notification, the Parties shall promptly meet and discuss in good faith the reasons therefor; provided, further, that such discussions shall not delay any action that Incyte or Hengrui (as the case may be) reasonably believes has to be taken in relation to any recall, withdrawal or market notification.  In the event of any such recall, withdrawal or market notification, Incyte or Hengrui (as the case may be) shall determine the necessary actions to be taken, and shall implement such action, with the other Party providing reasonable input (which the first

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Party shall in good faith consider and incorporate into any recall, withdrawal or market notification strategy) and reasonable assistance, to conduct such recall, withdrawal or market notification.  Without limiting the foregoing, each Party shall have the right to propose that a Licensed Product recall, withdrawal or market notification should be initiated by the other Party, but such other Party shall make the final decision whether the recall, withdrawal or market notification will be initiated in its Territory.  Each Party shall at all times utilize a batch tracing system which will enable each to identify, on a prompt basis, customers within its Territory who have been supplied with Product of any particular batch, and to recall such Licensed Product from such customers as set forth in this Section 5.6.

5.6.2Cost Allocation.  All direct costs and expenses associated with implementing a recall, withdrawal or market notification with respect to the Licensed Products in the Territories shall be allocated between Hengrui and Incyte as follows:

(a)in the event, and to the extent, that the recall, withdrawal or market notification arises as a result of a breach of this Agreement by Hengrui, then [**] implementing such recall, withdrawal or market notification;

(b)in the event, and to the extent, that the recall, withdrawal or market notification arises as a result of the breach of this Agreement by Incyte, then [**] for implementing such recall, withdrawal or market notification; and

(c)in all other cases (i.e., other than as provided for in Section 5.6.2(a) or (b) above), all costs and expenses incurred by either Party for implementing the recall, withdrawal or market notification in the Incyte Territory shall be borne [**] and all costs and expenses incurred by either Party for implementing the recall, withdrawal or market notification in the Hengrui Territory shall be borne [**].

Article 6
Commercialization

6.1Commercialization in the Territories.    During the Term, Incyte shall be solely responsible for Commercializing the Licensed Products in the Incyte Territory in accordance with this Agreement and Hengrui shall be solely responsible for Commercializing the Licensed Products in the Hengrui Territory in accordance with this Agreement.  Subject to the terms and conditions of this Agreement, each Party shall be responsible for one hundred percent (100%) of the expenses incurred in connection with the Commercialization of the Licensed Products in its respective Territory.  Without limiting the foregoing, Incyte shall use Commercially Reasonable Efforts to Commercialize the Licensed Products in the Incyte Territory.    Each Party shall choose the trademarks and tradenames to be used by such Party in its respective Territory with respect to the Licensed Products, and, as between the Parties, shall own all right, title and interest in and to its trademarks and tradenames, which trademarks and tradenames shall not be used by the other Party except as expressly provided in this Agreement.

6.2Both Parties’ Performance. Without limiting the generality of the provisions of Section 6.1,  each Party shall be solely responsible for (i) receiving, accepting

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and filling orders for the Licensed Products in such Party’s Territory, (ii) handling all returns of the Licensed Products in such Party’s Territory, (iii) controlling invoicing, order processing and collection of accounts receivable for the sales of the Licensed Products in such Party’s Territory, and (iv) distributing and managing inventory of the Licensed Products in such Party’s Territory.

6.2.1Status Updates in the Territories.  Each Party shall provide the JSC with reports detailing its respective Commercialization efforts and the results thereof at least [**] prior to any JSC meeting, but in any event, on at least a [**] basis.

6.2.2Other Reports.  Each Party shall submit in writing to the other Party such other summary reports as such other Party may reasonably request from time to time during the Term with respect to material activities undertaken by Incyte for the Licensed Products in the Incyte Territory and by Hengrui for the Licensed Products in the Hengrui Territory (as the case may be), including general market conditions and general sales information.

Article 7
Payments

7.1Upfront License Fee.  An upfront payment amount equal to Twenty Five Million Dollars ($25,000,000) shall be due from Incyte to Hengrui, payable within [**] of the Effective Date upon receipt of a respective invoice from Hengrui, payable by wire transfer of immediately available funds into an account designated in writing by Hengrui.

7.2Milestone Payments.  Incyte shall pay to Hengrui the milestone payments described in this Section 7.2 upon achievement (first occurrence) of the corresponding milestone event.  Incyte shall promptly notify Hengrui in writing of, but in no event later than [**] after, the achievement, or in case of a Incyte sublicensee achieving such milestone no later than [**] after receipt of notice by such sublicensee, of each such milestone event achieved by it and Hengrui shall provide a respective invoice to Incyte.  Incyte shall pay the applicable milestone payment by wire transfer of immediately available funds into an account designated by Hengrui within [**] after receipt of such written undisputed invoice pursuant to Section 7.8.  Each milestone payment shall only be due for the first Licensed Product to achieve the applicable milestone irrespective of the number of Licensed Products that may subsequently achieve the applicable milestone event.  For clarity, all milestone payments will be made once only.

Development Milestone Event for the first Licensed Product achieving any such Development Milestone Event	Milestone Payment
[**]	[**]
[**]	[**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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[**]	[**]
4. Demonstration of a Licensed Product’s Superiority [**]	One Hundred Fifty Million Dollars ($150,000,000)
Sales Milestone Event for the first Licensed Product achieving any such Sales Milestone Event	Milestone Payment
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

7.3Royalty Payments to Hengrui.  As further consideration for the rights granted to Incyte under this Agreement, during all or any portion of the Calendar Year falling within the Royalty Term, Incyte shall pay to Hengrui payments (“Incyte Royalty Payments”) on the Calendar Year Net Sales on a country-by-country basis in the Incyte Territory in accordance with the royalty rates set forth in this Section 7.3 (subject to reduction in accordance with this Section 7.3 and Section 7.5.2) (the “Incyte Royalty Rates”).  During the Royalty Term, Incyte Royalty Payments payable under this Section 7.3 shall be reduced by [**] of the applicable Incyte Royalty Rate for a given Licensed Product in a given country in the Incyte Territory in the event one or more Third Parties is: [**].  Notwithstanding the foregoing or the operation of Section 7.5, in no event will the Incyte Royalty Rate be reduced by more than [**] of the base Incyte Royalty Rate listed in the table below (i.e., the Incyte Royalty Rate has a floor of [**]); provided, however, that Incyte may carryforward into subsequent Calendar Years any excess amount by which it would have been entitled to reduce the Incyte Royalty Rate but for such [**] limitation and, at the end of the Royalty Term, Hengrui shall pay to Incyte any such excess amount that has not theretofore been recovered by Incyte. For the avoidance of doubt, Incyte Royalty Rates apply only to the Net Sales in the Incyte Territory.

Net Sales in the Incyte Territory	Incyte Royalty Rate
1. Calendar Year Net Sales up to [**] in the Incyte Territory.	[**]
2. Calendar Year Net Sales of greater than [**] and less than [**] in the Incyte Territory.	[**]
3. Calendar Year Net Sales greater than [**] in the Incyte Territory.	[**]

7.4Royalty Payments and Reports.  Incyte shall calculate all Incyte Royalty Payments payable to Hengrui pursuant to this Article 7 and report Net Sales on a country-by-country basis in the Incyte Territory with respect to Net Sales in the Incyte Territory within

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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[**] of the end of each Calendar Quarter, which amounts shall be converted to Dollars at such time in accordance with Section 7.7, at which time Hengrui shall issue an invoice to Incyte for such Royalty Payment.  Incyte shall pay to Hengrui the Incyte Royalty Payment due for Net Sales on a country-by-country basis in the Incyte Territory during a given Calendar Quarter within [**] after the end of such Calendar Quarter, provided that Incyte has received such invoice from Hengrui.  Each Incyte Royalty Payment due to Hengrui shall be accompanied by (i) a statement of the Net Sales of the Licensed Products on a country-by-country basis during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars), and (ii) a calculation, on a country-by-country basis, of the amount of the Incyte Royalty Payment due on such Net Sales for such Calendar Quarter. Without limiting the generality of the foregoing, Incyte shall require its Affiliates and sublicensees and permitted distributors to account for its Net Sales and to provide such reports with respect thereto as if such sales were made by Incyte.

7.5Third Party Royalties and Other Payments.

7.5.1Certain Existing Obligations.  Except as otherwise set forth in this Agreement, Hengrui shall be solely responsible for the payment of any royalties, sublicense revenues, milestones or other payments due to Third Parties for a grant to Hengrui to any Patent that is owned by a Third Party as of the Effective Date and that was issued or published as of the Effective Date, which Patent claims or covers the Lead Antibody or the Lead Product as such Lead Antibody and Lead Product exist as of the Effective Date (but excluding any improvements or modifications made to, or combinations with any other compound of, the Lead Antibody or the Lead Product by Incyte, its Affiliates or its sublicensees on or after the Effective Date).

7.5.2Licenses to Third Party Patents.

(a)If Incyte determines that it is necessary or useful to obtain a license under any Patent of a Third Party relevant to the Development, the Manufacture or the Commercialization of the Licensed Products in the Incyte Territory (“Third Party IP”), it shall inform the JSC of such determination along with documentation supporting such determination. The JSC shall discuss the desirability of obtaining a license to or acquiring such Third Party IP, and, if it is determined by the Parties to obtain a license to or acquire such Third Party IP, discuss and recommend appropriate financial terms and conditions (including the scope of the license to be negotiated) for such license or acquisition agreement (such agreement, a “Third Party IP Agreement”). The JSC also may designate one Party, or that the Parties jointly, be responsible for handling negotiations of a Third Party IP Agreement, but, absent agreement by the Parties to obtain a license or acquire such Third Party IP, or absent a designation by the JSC (which agreement shall not be subject to Incyte’s deciding vote on the JSC) which Party shall be responsible for handling the negotiations of a Third Party IP Agreement, Incyte shall have the right, at its sole discretion, to negotiate such Third Party IP Agreement for the Incyte Territory. The negotiating Party shall have responsibility and authority for negotiating and executing such Third Party IP Agreement; provided that, through their representatives on the JSC, the negotiating Party shall keep the other Party reasonably informed with respect to the negotiations and deal terms relating to such Third Party IP Agreement (including scope of the license and financial terms) and such

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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negotiating Party  shall consider in good faith any comments, recommendations or analysis provided by the other Party; provided, further, that the negotiating Party shall not agree to any terms or conditions relating to the other Party’s Territory without the prior written consent of the other Party.

(b)Any and all amounts (including upfront payments, milestone payments, license fees, royalties or other payments) payable under a Third Party IP Agreement to the extent applicable to the Licensed Products shall be shared equally by Hengrui and Incyte; provided that Incyte shall be entitled to deduct Incyte’s share from the Incyte Royalty Payments, provided that in no case will the Incyte Royalty Payments be reduced by more than [**] of the rate set forth in Section 7.3 by operation of this Section 7.5.2(b) (subject to recovery by Incyte of any excess reduction amounts in carryover Calendar Years as contemplated by Section 7.3).   If any amounts payable under a Third Party IP Agreement (other than royalties on the Licensed Products) are applicable to products other than the Licensed Products, then only [**] applicable to the Licensed Products will be shared by Hengrui.  [**].

7.6Taxes and Withholding.    Each Party shall comply with applicable Laws and regulations regarding filing and reporting for income tax purposes.  If applicable Laws require withholding of income taxes or other taxes imposed upon payments by Incyte to Hengrui, Incyte shall assist Hengrui to obtain a withholding tax exemption certificate to be issued by the competent tax authority.  Hengrui shall provide Incyte with such withholding tax exemption certificate at least [**] prior to the payable date of any such payments.  If Hengrui fails to do so, Incyte shall be permitted to withhold the withholding tax amount at the rate set forth by law from such payments; provided that Incyte pays such amount to the competent tax authority.  Incyte shall submit appropriate proof of payment of the withholding taxes to Hengrui within a reasonable period of time and shall make reasonable efforts to assist Hengrui to recoup such taxes, if any, from the respective tax authorities.   In addition, the Parties shall cooperate in accordance with applicable Law to minimize indirect taxes (such as value added tax (“VAT”), sales tax, consumption tax and other similar taxes) in connection with this Agreement.

7.7Currency Conversion.  All payments hereunder shall be made in U.S. Dollars.  For the purpose of calculating any sums due hereunder, or otherwise reimbursable pursuant to, this Agreement (including any costs as defined in this Agreement and the calculation of Net Sales expressed in currencies other than U.S. Dollars), any amount expressed in a foreign currency shall be converted into U.S. Dollars using the average of the Oanda foreign currency exchange rate (Oanda.com) for the applicable reporting period for the payment due.

7.8General Payment Procedures.  Any payment under this Article 7 other than royalties pursuant to Sections 7.3  is subject to a prior written undisputed invoice to be served to the Party owing the payment and complying with reasonable tax and accounting requirements of the Party owing the payment. The receiving Party shall invoice the paying Party for all amounts due to such receiving Party under this Agreement, and such payments of all undisputed amounts shall be made within [**] following the receipt by the paying Party of an invoice from the receiving Party specifying the amount due in accordance with this Agreement.  In the event either Party disputes an invoice delivered under this Agreement, the receiving Party shall deliver written notice to the delivery Party of its dispute of such invoice

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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within [**] after receipt of such invoice and the parties shall use good faith efforts to resolve such dispute as soon as practicable, including by providing supporting documentation reasonably requested by the receiving Party in connection therewith.

7.9Late Payments.    Any amount required to be paid by a Party hereunder which is not paid on the date due shall bear interest at a rate equal to [**] effective for the date that payment was first due as reported by [**] plus [**].  Such interest shall be computed on the basis of [**].

7.10Records; Audits. Incyte and its Affiliates, sublicensees, permitted distributors and subcontractors shall keep full, true and accurate records and books of account containing all particulars that may be necessary for the purpose of confirming the accuracy of, and calculating, as applicable, the Incyte Royalty Payments and other amounts payable to Hengrui hereunder (including records of Net Sales), and any other records reasonably required to be maintained with respect to Incyte’s obligations under this Agreement, and each Party shall maintain complete and accurate records in sufficient detail to permit the other Party to confirm the accuracy of any other amounts payable or otherwise reimbursable hereunder, in each case for a minimum period of [**] or such longer period as required by applicable Laws.  Each Party shall have a right to request an audit of the other Party in order to confirm the accuracy of any of the foregoing (an “Audit”); provided, however, that each Party shall only have the right to request such Audit of the other Party one time during any given Calendar Year.  Upon the written request by a Party (the “Auditing Party”) to Audit the other Party (the “Audited Party”), the Auditing Party shall have the right to engage an independent, internationally recognized accounting firm acceptable to the Audited Party to perform a review as is reasonably necessary to enable such accounting firm to calculate or otherwise confirm the accuracy of any of the foregoing for the Calendar Year(s) requested by the Auditing Party; provided that (i) such accountants shall be given access to, and shall be permitted to examine and copy such books and records of the Audited Party upon [**] prior written notice to the Audited Party, and at all reasonable times on such calendar days, (ii) prior to any such examination taking place, such accountants shall enter into a confidentiality agreement with the Audited Party reasonably acceptable to the Audited Party in order to keep all information and data contained in such books and records strictly confidential and shall not disclose such information or copies of such books and records to any third person including the Auditing Party, but shall only use the same for the purpose of the reviews and/or calculations which they need to perform in order to determine any amounts being reviewed, and (iii) such accountants shall use reasonable efforts to minimize any disruption to the Audited Party’s business.  The Audited Party shall make personnel reasonably available during regular business hours to answer queries on all such books and records required for the purpose of the Audit.  The accountants shall deliver a copy of their findings to each of the Parties within [**] of the completion of the review, and, in the absence of fraud or manifest error, the findings of such accountant shall be final and binding on each of the Parties.  Any underpayments by a Party, as well as interest for the underpayment according to Section 7.9, shall be paid to the other Party within [**] of notification of the results of such inspection.  Any overpayments made by a Party shall be refunded by the other Party, together with interests for the overpayment according to Section 7.9, within [**] of notification of the results of such inspection.  The cost of the accountants shall be the responsibility of the Auditing Party unless the accountants’ calculation shows that the actual royalties payable, Net Sales, and/or any such other amount Audited hereunder to be different, by more than [**], than the amounts as previously calculated by the Audited Party.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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Article 8
Intellectual Property Matters

8.1Inventions and Related Intellectual Property Rights.

8.1.1Hengrui IP.  Hengrui Inventions shall be solely owned by Hengrui and, to the extent such Hengrui Inventions are necessary or useful for the Development, Manufacture or Commercialization of the Licensed Antibodies and/or Licensed Products, shall be deemed to be Hengrui Know-How and shall be subject to the licenses and rights granted to Incyte under this Agreement.

8.1.2Incyte IP.   Incyte Inventions shall be solely owned by Incyte.

8.1.3Joint Technology.    Joint Technology shall be jointly owned by the Parties, with each Party entitled to the free use and enjoyment of such Joint Technology in its respective Territory, but subject to the terms and conditions of this Agreement, including the territorial limitations in the license grant under Section 2.1 and including the limitations provided in Section 2.2.1.  Each Party shall own a fifty percent (50%) undivided interest in all such Joint Technology, without accounting to or obtaining consent from the other Party, and is entitled to use and grant licenses to the Joint Technology within its respective Territory only and subject to the restrictions set forth in this Agreement, including Section 2.5.3 which shall apply mutatis mutandis.

8.1.4Disclosure.  Each Party shall promptly disclose to the other in writing, and shall cause its Affiliates, or licensees and sublicenses, and its and their employees, agents and contractors to so disclose, the development, making, conception or reduction to practice of any Joint Technology.

8.1.5Employees.  Each Party will require all of its, and will cause its Affiliates to require all of their, employees to assign all Inventions that are developed, made or conceived by such employees to it or such Affiliate, respectively, for further assignment according to the ownership principles described in this Section 8.1, free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions and shall ensure that such assignment complies with applicable local Laws, including making any required payments to the inventor of such Invention.  Each Party will also use its Commercially Reasonable Efforts to require any agents, independent contractors, sublicensees or other Third Parties performing an activity pursuant to this Agreement to assign all Inventions that are developed, made or conceived by such agents, independent contractors or sublicensees to it, for further assignment according to the ownership principles described in Section 8.1, free and clear of all liens, encumbrances, charges, security interests, mortgages or other similar restrictions and shall use Commercially Reasonable Efforts to

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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ensure that that such assignment complies with applicable local Laws, including making any required payments to the inventor of such Invention. Each Party shall be responsible for performing any actions and executing any documents necessary under applicable Laws, including but not limited to the German Act on Employee Inventions (ArbnErfG), to ensure that such Party becomes the owner of the applicable Inventions in accordance with this Agreement.  Each Party shall bear its own costs relating to any payments that are due to its inventors under the ArbnErfG or other applicable employee invention Laws.

8.1.6Amendment of Patent Schedules. Without limiting Hengrui’s warranty provided under Section 9.2.5, if, at any time after the Effective Date, either Party identifies an Hengrui Patent that existed as of the Effective Date but which was not previously included on Schedule 1.32, then such Patent shall be added to Schedule 1.32.

8.2Patent Prosecution and Maintenance of Hengrui Patents.

8.2.1Patent Prosecution.  As between the Parties, Incyte shall have the first right to prepare, file, prosecute (including any reissues, re-examinations, post-grant proceedings, requests for patent term extensions, supplementary protection certificates, interferences, derivation proceedings, supplemental examinations and defense of oppositions) and maintain the Hengrui Patents in the Incyte Territory.

8.2.2General Provisions. Incyte will keep Hengrui informed with regard to the filing, prosecution and maintenance of Hengrui Patents in the Incyte Territory. Incyte will share and discuss with Hengrui all material aspects of patent prosecution, including (i) material communications to and from any patent authorities, and (ii) drafts of any material filings or responses to be made to such patent authorities, in each case regarding Hengrui Patents. Such exchange of information shall be made sufficiently in advance in order to allow Hengrui to review and comment thereon. Incyte shall consider in good faith any input made by Hengrui with respect to strategies for filing and prosecuting the Hengrui Patents. If Hengrui fails to provide its comments reasonably in advance of the deadline for filing or otherwise responding to the patent authorities, Incyte shall be free to act without consideration of Hengrui’s comments.  Without limiting the foregoing, Incyte shall consult with Hengrui a reasonable time prior to taking or failing to take any substantive action with respect to such Patent Applications, including any action that would materially adversely affect the scope or validity of rights under any Hengrui Patents in the Incyte Territory (such as substantially narrowing or canceling any claim without reserving the right to file a continuing or divisional Patent Application, abandoning any Patent or not filing or perfecting the filing of any Patent Application in any country).  Hengrui shall provide to Incyte all information material to patentability of any pending Patent Applications during prosecution of such Patent Applications in compliance

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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with  37 CFR 1.56 or under applicable Laws in any other jurisdiction requiring information disclosure.

8.2.3In the event that Incyte elects not to file, prosecute or maintain in any country in the Incyte Territory any Hengrui Patent, Incyte will give Hengrui at least [**] notice before any relevant deadline and provide to Hengrui information it reasonably requests relating to the Hengrui Patent.  Hengrui will then have the right to assume responsibility, using patent counsel of its choice, for the prosecution of such Hengrui Patent in the applicable countries in the Incyte Territory, at Hengrui’s cost.  The Parties will cooperate in such prosecution in all respects.  Each Party will provide the other Party all reasonable assistance and cooperation in such prosecution efforts, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.  Each Party will provide the other Party with copies of any documents it receives or prepares in connection with such prosecution and will inform the other Party of the progress of it.

8.2.4Costs. Following the Effective Date, the costs of prosecution and maintenance of the Hengrui Patents in [**] shall, except as set forth in Section 8.2.3, be borne by [**], and costs of prosecution and maintenance of the Hengrui Patents in [**] shall be borne by [**].

8.3Patent Prosecution and Maintenance of Joint Patents.

8.3.1Initial Phase/Patent filing. The Parties shall jointly decide, through the JSC, on the optimal strategy for prosecution and maintenance of Joint Patents. Such decision shall include the content and the timing of a respective patent application, and the selection of the jurisdiction for filing of a provisional or initial patent application. Up to the stage of entry into the national/regional phases, the Parties will jointly discuss and agree on any action to be taken.  Decisions regarding the filing of Joint Patents in the Hengrui Territory shall not be subject to Incyte’s final decision making authority under Section 3.5.

8.3.2National/Regional Phases.  Upon entry into the national/regional phases, Hengrui shall have the obligation, to prepare, file, prosecute (including any reissues, re-examinations, post-grant proceedings, requests for patent term extensions, supplementary protection certificates, interferences, derivation proceedings, supplemental examinations and defense of oppositions) and maintain Joint Patents in the Hengrui Territory, and Incyte shall have the obligation, to prepare, file, prosecute (including any reissues, re-examinations, post-grant proceedings, requests for patent term extensions, supplementary protection certificates, interferences, derivation proceedings, supplemental examinations and defense of oppositions) and maintain Joint Patents in the Incyte Territory.  The Parties shall fully and closely cooperate on all prosecutional matters. Section 8.2.2 shall apply mutatis mutandis.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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8.3.3Step-In Rights.  In the event that either Party intends not to prepare, file, prosecute, or maintain a Joint Patent in any country or jurisdiction within its respective Territory, such Party shall provide reasonable prior written notice to the JSC of such intention (which notice shall, in any event, be given no later than [**] prior to the next deadline for any action that may be taken with respect to such Joint Patent in the respective territory), and the other Party shall thereupon have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, and maintenance of such Joint Patent, provided there is no other Patent of the same patent family in the respective jurisdiction which covers the Licensed Antibodies or the Licensed Products.  Upon the continuing Party’s written exercise of such option to the non-continuing Party, the continuing Party shall assume responsibility and full control, and shall bear the costs, for the preparation, filing, prosecution, and maintenance of any such Joint Patent.  The non-continuing Party shall assign to the continuing Party its interest in such Joint Patent and shall execute such documents and perform such acts, at the continuing Party’s expense, as may be reasonably necessary to permit the continuing Party to file such patent application, and/or to prosecute and/or maintain such Joint Patent.  For clarity, in the event that the continuing Party continues the prosecution or maintenance of any such Joint Patent pursuant to this Section 8.3.3, then such Patent shall no longer be considered a Joint Patent, and shall not be deemed licensed to the other Party under Section 2.1.

8.3.4Costs.  The costs of prosecution and maintenance of the Joint Patents in the Territories shall be [**].  Thereafter, the costs of prosecution and maintenance of the Joint Patents in [**] shall be borne by [**] and the costs of prosecution and maintenance of the Joint Patents in [**] shall be borne by [**].

8.4Defense and Enforcement of Patents.

8.4.1Infringement of Third Party Patents.  Subject to and without limiting the Parties’ rights and the procedures set forth under Section 7.5.2 and Section 10.1(vi), each of the Parties shall promptly, but in any event no later than [**] after receipt of notice thereof, notify the other Party in writing in the event of any claims by a Third Party of alleged patent infringement by Incyte or Hengrui or any of their respective Affiliates or sublicensees with respect to the research, development, manufacture, use, sale, offer for sale or importation of a Licensed Antibody or a Licensed Product (each, an “Infringement Claim”).  Subject to and without limiting the Parties’ rights and the procedures set forth under Section 7.5.2, with respect to Infringement Claims in the Territories, the Parties shall attempt to negotiate in good faith a resolution with respect thereto.  If the Parties cannot settle such Infringement Claim with the appropriate Third Parties within [**] after the receipt of the notice pursuant to this Section 8.4.1, then the following shall apply:

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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(a)Subject to Sections 10.1 and Section 10.3, in the case of any such claim against Incyte alone or both Incyte and Hengrui, in each case, with respect to the Licensed Antibodies or the Licensed Products in [**], then [**] shall be deemed to be the “Controlling Party” for purposes of such Infringement Claim.  In the case of any claim against Hengrui alone, or both Incyte and Hengrui, in each case, with respect to the Licensed Antibodies or the Licensed Products in [**], then [**] shall be deemed to be the “Controlling Party” for purposes of such Infringement Claim.  In the event of [**] litigation (such that related cases and/or claims are being pursued both inside [**] and [**]),[**] shall reasonably assist [**] in its role as the Controlling Party in [**].

(b)Subject to Section 10.1 and Section 10.3, the Controlling Party shall assume control of the defense of such Infringement Claim at its expense. The non-Controlling Party, upon reasonable request of the Controlling Party, agrees to join in any such litigation at the Controlling Party’s expense, and in any event to reasonably cooperate with the Controlling Party at the Controlling Party’s expense.  The non-Controlling Party will have the right to consult with the Controlling Party concerning such Infringement Claim and to participate in and be represented by independent counsel in any litigation in which such non-Controlling Party is a party at its own expense.  The Controlling Party shall have the exclusive right to settle any Infringement Claim without the consent of the non-Controlling Party, unless such settlement shall have a material adverse impact on the non-Controlling Party (in which case the consent of such non-Controlling Party shall be required and the consent of [**] is required if such settlement is reasonably likely to [**] on [**]).  For purposes of this Section 8.4.1(b), any settlement that would involve the waiver of rights (including the rights to receive payments) or a payment obligation of such non-Controlling Party shall be deemed a material adverse impact and shall require the consent of such non-Controlling Party, such consent not to be unreasonably withheld, conditioned or delayed.  The Controlling Party shall provide the non-Controlling Party with copies of all material correspondence from the opposing party and from the court adjudicating the dispute and shall be provided with draft pleadings and motions prior to submission and any settlement offers and documentation in connection with such Infringement Claim.

(c)If a Party shall become engaged in or participate in any suit described in this Section 8.4.1, the other Party shall cooperate, and shall cause its and its Affiliates’ employees to cooperate, with such Party in all reasonable respects in connection therewith, including giving testimony and producing documents lawfully requested, and using its reasonable efforts to make available to the other, at no cost to the other (other than reimbursement of actually incurred, reasonable out-of-pocket travel and lodging expenses), such employees who may be helpful with respect to such suit, investigation, claim or other proceeding.

(d)Any settlements paid to a Third Party pursuant to a suit, action or proceeding brought pursuant to Section 8.4.1 shall not be subject to a claim for indemnification by the settling Party pursuant to Section 10.1 or 10.2, except for settlements paid to a Third Party pursuant to a suit, action or proceeding that are subject to Hengrui’s indemnification obligation pursuant to Section 10.1(vi).

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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8.4.2Prosecution of Infringers.

(a)Notice.  If either Party (i) receives notice of any patent nullity actions, any declaratory judgment actions or any alleged or threatened infringement of patents or patent applications or misappropriation of intellectual property in the Territories comprising the (x) Joint Technology or (y) Hengrui Patents or Hengrui Know-How or (ii) learns that a Third Party is infringing or allegedly infringing any Patent within the Hengrui Patents, in each case in the Territories, or if any Third Party claims that any such Patent is invalid or unenforceable, in each case with respect to the Territories, it will promptly notify the other Party thereof, provide copies of documents received and provide evidence of infringement or the claim of invalidity or unenforceability reasonably available to such Party.

(b)Enforcement of Patents.

(i)As between Hengrui and Incyte, Incyte will have the first right (but not the obligation) to take the appropriate steps to enforce or defend any Patent within the Hengrui Patents and Joint Patents against infringement by a Third Party that is conducting the manufacture, sale, use, offer for sale or import of any pharmaceutical product in the Incyte Territory and nullity actions and opposition proceedings in the Incyte Territory, provided that Incyte provides copies of all material correspondence from the opposing party and from the court adjudicating the dispute and Hengrui shall be provided with draft pleadings and motions prior to submission and any settlement offers and documentation in connection with such enforcement and shall have the right to suggest patent counsel, which suggestion shall be considered by Incyte in good faith and Incyte shall bear the costs of such enforcement or defense, as applicable. Notwithstanding the foregoing and to the extent legally possible, Hengrui will have the right, at its own expense, to be represented in any such action by counsel of its own choice.  Hengrui shall make any declaration and execute any document necessary for Incyte to take the steps set out in the first sentence of this clause (i).

(ii)If, pursuant to Section 8.4.2(b)(i), Incyte fails to institute or defend such litigation or otherwise take steps to remedy the infringement of an Hengrui Patent or a Joint  Patent within [**] (or any shorter period required by applicable Law) of the date one Party has provided notice to the other Party pursuant to Section 8.4.2(a) of such infringement or claim, then Hengrui will have the right (but not the obligation), at its own expense, to bring or defend any such suit, action or proceeding by counsel of its own choice. Incyte will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(iii)[**] shall not have any right to bring any suit, action or proceeding with respect to the infringement of a [**] or a [**] in [**]; provided, however, that [**] shall inform, consult with and provide reasonable updates to [**] in connection with any such suit, action or proceeding in [**].

(c)Cooperation; Damages.

(i)If one Party brings any suit, action or proceeding under Section 8.4.2(b), the other Party agrees to be joined as party plaintiff if necessary to prosecute the suit, action or proceeding and to give the first Party reasonable authority to file and prosecute the suit, action or proceeding at the first Party’s cost (other than in connection with a suit, action or proceeding involving a Joint Patent where both Parties must initiate such suit, action or proceeding); provided, however, that neither Party will be required to transfer any

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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right, title or interest in or to any property to the other Party or any other party to confer standing on a Party hereunder.

(ii)The Party not pursuing the suit, action or proceeding hereunder will provide reasonable assistance to the other Party, including by providing access to relevant documents and other evidence and making its employees available, subject to the other Party’s reimbursement of any Out-of-Pocket Costs incurred by the non-enforcing or defending Party in providing such assistance.

(iii)[**] shall not, without the prior written consent of [**] (which shall not be unreasonably withheld, conditioned or delayed), enter into any stipulation, compromise or settlement relating to any claim, suit or action that it brought under Section 8.4.2 involving [**] that admits the invalidity or unenforceability of [**] or requires [**] to pay any sum of money, or otherwise adversely affects the rights of [**] with respect to [**], or [**] rights hereunder (including [**]).

(iv)Any settlements, damages or other monetary awards (a “Recovery”) recovered pursuant to a suit, action or proceeding brought pursuant to Section 8.4.2 will be allocated first to the costs and expenses of the Party taking such action, and second, to the costs and expenses (if any) of the other Party, with any remaining amounts of any monetary Recovery (if any) to be split as follows: (A) if [**] is the Party taking such action, the remaining Recovery shall be treated as [**] and be [**]  (and, for purposes of clarity, all remaining Recoveries related to [**] shall be [**]), and (B) if [**] is the Party taking such Action, the remainder shall be treated as [**] of [**] (applying Section 1.53, mutatis mutandis) and [**] shall pay to [**] a  [**] mutatis mutandis (and, for purposes of clarity, all remaining Recoveries related to [**] shall be [**]).

(v)Any settlements paid to a Third Party pursuant to a suit, action or proceeding brought pursuant to Section 8.4.2 shall not be subject to a claim for indemnification by the settling Party pursuant to Section 10.1 or 10.2, except for settlements paid to a Third Party pursuant to a suit, action or proceeding that are subject to Hengrui’s indemnification obligation pursuant to Section 10.1(vi).

(d)Infringement and Defense.  For clarity, with respect to any and all infringement or defense of any [**] anywhere in [**], [**] (or its designee) shall have the sole and exclusive right to bring an appropriate suit or other action against any Person engaged in such infringement or defense of any such [**] in its sole discretion and at its sole expense; provided, however, that [**] shall inform, consult with and provide reasonable updates to [**] in connection with any such suit, action or proceeding in [**].

8.5Patent Term Extensions.  As between Incyte and Hengrui, Incyte, to the extent permitted by applicable Law, shall have the exclusive right, but not the obligation, to seek, in Hengrui’s name if so required, Patent Term Extensions (including any supplemental protection certificates and the like available under applicable Laws) in any country in the Incyte Territory in relation to the Hengrui Patents and Joint Patents.  Hengrui shall cooperate and support Incyte in connection with all such activities.  Incyte, its agents and attorneys will give due consideration to all suggestions and comments of Hengrui regarding any such activities with the aim of using reasonable efforts to obtain all available Patent Term Extensions (including any supplemental protection certificates and the like available under

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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applicable Laws), but, in the event of a disagreement between the Parties, Incyte will have the final decision making authority. If Incyte seeks a Patent Term Extension, supplemental patent protection or related extension of rights with respect to any Incyte Patent that exists as of the Effective Date and covers a Licensed Product, then for the purpose of calculating the Royalty Term, the last-to-expire Patent among the Hengrui Patents will be deemed to be extended by the same amount of time as the Incyte Patent.

Article 9
Representations, Warranties and Covenants

9.1Mutual Representations and Warranties.  Each Party hereby represents and warrants (as applicable) to the other Party as follows, as of the Effective Date:

9.1.1Corporate Existence and Power.  It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

9.1.2Authority and Binding Agreement.  (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity.

9.1.3No Conflicts.  The execution, delivery and performance of this Agreement by it does not (i) conflict with any agreement, instrument or understanding, oral or written, to which it or any of its Affiliates is a party and by which it or any of its Affiliates may be bound or (ii) violate any Laws of any Governmental Authority having jurisdiction over it.

9.1.4All Consents and Approvals Obtained.  Except with respect to Regulatory Approvals for the Development, Manufacturing or Commercialization of the Licensed Antibodies and the Licensed Products or as otherwise described in this Agreement, (i) all necessary consents, approvals and authorizations of, and (ii) all notices to, and filings by such Party with, all Governmental Authorities and other Persons required to be obtained or provided by such Party as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained and provided.

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9.1.5To the Knowledge of such Party, neither such Party nor any of its Affiliates has used any employee that is debarred by the FDA under the Generic Drug Enforcement Act of 1992 (or by any analogous agency or under any analogous Law in the Territory) and neither Party will use any such employee after the Effective Date.

9.1.6Anti-Corruption Laws.  Neither it nor any of its Affiliates has, directly or indirectly, solicited, received or agreed to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws that are applicable to it or its Affiliates.

9.2Additional Representations and Warranties of Hengrui.  Hengrui hereby represents and warrants to Incyte that, as of the Effective Date, except as set forth on Schedule 9.2 and for purposes of this Agreement, “Knowledge” means, when referring to the Knowledge of Hengrui, the actual knowledge of Hengrui personnel.

9.2.1Neither Hengrui nor any of its Affiliates has filed any Marketing Authorization Applications with a Governmental Authority in the Territories for the sale of the Licensed Products in the Territories.

9.2.2Neither Hengrui nor its Affiliates, nor, to the Knowledge of Hengrui, its subcontractors, has received any notice in writing or otherwise has knowledge of any facts which have led Hengrui to believe that any of the Regulatory Approvals relating to the Licensed Products are not currently in good standing with the FDA, the EMA or their foreign equivalents.

9.2.3Neither Hengrui nor its Affiliates, nor, to the Knowledge of Hengrui, its subcontractors has received written notice of any proceedings pending before or threatened by any Regulatory Authority with respect to the Licensed Products or any facility where the Licensed Products is Manufactured.

9.2.4To the Knowledge of Hengrui, (i) the issued patents encompassed within the Hengrui Patents are valid and enforceable patents, and (ii) there are no facts which would render the patent applications encompassed within the Hengrui Patents, if and when issued, invalid or unenforceable. To the Knowledge of Hengrui, no Third Party (a) is infringing any such Hengrui Patents or has misappropriated any Hengrui Technology or (b) has challenged the ownership, scope, duration, validity, enforceability or priority of, or Hengrui’s right to use or license, any Hengrui Technology.

9.2.5To the Knowledge of Hengrui: Schedule 1.32 contains a complete and correct list of all the Hengrui Patents as of the Effective Date and the Patents identified in Schedule 1.32 are all the Patents that are Controlled by Hengrui or any of its Affiliates that are necessary for

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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Incyte to Develop, Manufacture and Commercialize the Licensed Antibodies and the Licensed Products in the Incyte Territory.

9.2.6There are no claims, judgments or settlements against or owed by Hengrui, nor any pending reissue, reexamination, interference, opposition or similar proceedings, with respect to Hengrui Technology, and Hengrui has not received notice as of the Effective Date of any threatened claims or litigation or any reissue, reexamination, interference, opposition or similar proceedings seeking to invalidate or otherwise challenge the Hengrui Technology.

9.2.7To the Knowledge of Hengrui, and based on the current anticipated date of launch, use, sale, offer for sale, or importation by Hengrui or Incyte (or their respective Affiliates), as applicable, of the Licensed Products (as the Licensed Products exists on the Effective Date, and excluding, for the avoidance of doubt, any additional technology that may be combined or incorporated therewith, or any future improvements or enhancements to the Licensed Products) in the Territories, such Licensed Products (i) do not infringe any issued, valid and enforceable patent of any Third Party and (ii) do not misappropriate any Know-How of any Third Party.

9.2.8To the Knowledge of Hengrui, Hengrui and its Affiliates have complied with all applicable Laws in all material respects, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the Hengrui Patents in the Territories. Any material renewal and maintenance fees due as of the Effective Date with respect to the prosecution and maintenance of the Hengrui Patents in the Territories have been paid, to the extent applicable.

9.2.9As of the Effective Date, Hengrui has disclosed to Incyte all reasonably relevant data and information regarding the Hengrui Technology and the Licensed Antibodies and all such data and information is complete and accurate in all material aspects.  Hengrui has allowed, and will continue to allow, Incyte access to all material information in its possession or Control (i) containing the results of all preclinical testing and human clinical testing of the Licensed Antibodies and (ii) concerning side effects, injury, toxicity or sensitivity reaction and incidents or severity thereof with respect to the Licensed Antibodies.

9.2.10To the Knowledge of Hengrui, there are no safety or efficacy issues involving the Licensed Antibodies or the Development or Commercialization of the Licensed Antibodies or the Licensed Products in the Field or in the Incyte Territory.

9.2.11Any research and development, including Clinical Trials regarding the Licensed Antibodies were conducted and the Development Data resulting from such research and development have been generated by or on behalf of Hengrui or its Affiliates, or to Knowledge

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of Hengrui with respect to any subcontractors, in compliance in all material respects with all applicable Laws and, to the extent applicable, GCP, GLP and GMP.

9.2.12To the Knowledge of Hengrui, the inventors named in the Hengrui Patents listed on Schedule 1.32 that are owned by Hengrui or any Affiliate are all of the true inventors for such Patents and have assigned, or are under a written obligation to assign, to Hengrui all of their right, title and interest to such Hengrui Patents and the inventions described therein.

9.2.13To the Knowledge of Hengrui, the Hengrui Know-How has (i) not been licensed in conflict to any agreement, instrument or understanding to which Hengrui is a Party, and (ii) not been disclosed to Third Parties other than under an obligation of confidentiality.

Hengrui acknowledges that Incyte is relying, and is entitled to rely, on the foregoing representations and warranties.

9.3Mutual Covenants.  Each Party hereby covenants, on behalf of itself and its Affiliates, to the extent applicable, to the other Party that, during the Term:

9.3.1Compliance.  Each Party shall, in conducting any and all activities under this Agreement with respect to the Licensed Products, comply with all applicable Laws, including all applicable Regulatory Approvals for the Licensed Products in its respective Territory.  In addition, neither Party shall use in any capacity, in connection with its Commercialization (or Development) of the Licensed Products hereunder, any Person who has been debarred pursuant to Section 306 of the FD&C Act (or similar Law outside of the U.S.), or who is the subject of a conviction described in such section, and each Party shall inform the other Party in writing immediately if it or any Person who is performing services for each Party hereunder is debarred or is the subject of a conviction described in Section 306 (or similar Law outside of the U.S.), or if any action, suit, claim, investigation or legal administrative proceeding is pending or, to such Party’s knowledge, is threatened, relating to the debarment of such Party any Person used in any capacity by such Party in connection with its Commercialization (or Development) of the Licensed Products hereunder.

9.3.2Economic Sanctions Laws. Each Party and its Affiliates shall not, to the extent it would cause such Party or its Affiliates to violate applicable Laws, directly or indirectly engage in any transactions, or otherwise deal with, any country or Person targeted by the U.S., European Union, or other relevant economic sanctions laws in connection with any activities related to such Party’s interaction with the other Party contemplated under this Agreement.

9.3.3Compliance. On behalf of itself, its officers, directors and employees and on behalf of its Affiliates, agents, representatives,

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consultants and subcontractors hired in connection with the subject matter of this Agreement (together with the Party, the “Party Representatives”) that in connection with any activities of such Party of its obligations under this Agreement, as applicable:

(a)its Party Representatives shall not directly or indirectly pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give, or authorize the giving of anything else of value, to:

(i)any official of a Governmental Authority in order to influence official action;

(ii)any Person (whether or not an official of a Governmental Authority) (a) to influence such Person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), (b) to reward such Person for acting improperly, or (c) where such Person would be acting improperly by receiving the money or other thing of value;

(iii)any other Person while knowing or having reason to know that all or any portion of the money or other thing of value shall be paid, offered, promised or given to, or shall otherwise benefit, an official of a Governmental Authority in order to influence official action for or against either Party in connection with the matters that are the subject of this Agreement; or

(iv)any Person to reward that Person for acting improperly or to induce that Person to act improperly.

In each case (i)-(iv), in violation of the Anti-Corruption Laws that are applicable to such Party Representatives.

9.3.4Anti-Corruption Laws. Its Party Representatives shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws that are applicable to such Party Representatives.

9.3.5Notification. It shall promptly provide the other Party with written notice of the following events:

(a)upon becoming aware of any breach or violation by a Party or its Party Representative of any representation, warranty or undertaking set forth in Section 9.3.4; and

(b)upon receiving a formal notification that it is the target of a formal investigation by a Governmental Authority for a violation of applicable Law related to activities hereunder or upon receipt of information from any of its Party Representatives connected with this Agreement that any of them is the target of a formal investigation by a Governmental Authority for a violation of applicable Law related to activities hereunder except to the extent that the disclosing Party’s counsel reasonably believes that such

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disclosure to the other Party could have a significant adverse impact on the disclosing Party’s legal position or defense (including the loss of attorney-client privilege) with respect to any such occurrence.  In the event that either Party determines that disclosure of relevant factual information regarding an occurrence could have a significant adverse impact on its legal position or defense, the determining Party shall promptly notify the other Party in writing that the determining Party is exercising its right not to disclose relevant factual information regarding an occurrence.

9.4Disclaimer.  Incyte understands that the Licensed Antibodies and the Licensed Products are the subject of ongoing clinical research and development and that Hengrui cannot ensure the usefulness of the Licensed Antibodies and the Licensed Products or that the Licensed Products will receive Regulatory Approvals.

9.5No Other Representations or Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

Article 10
Indemnification

10.1Indemnification by Hengrui.  Hengrui hereby agrees to save, indemnify, defend and hold Incyte, its Affiliates, its sublicensees, and their respective directors, officers, agents and employees harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a Third Party (each a “Third Party Claim”) resulting or otherwise arising from (i) any breach by Hengrui of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (ii) the negligence or willful misconduct by Hengrui or its Affiliates or their respective officers, directors, employees, agents, consultants, subcontractors or sublicensee in performing any obligations under this Agreement, (iii) any matter arising from the research and development of the Licensed Antibodies or the Licensed Products by or on behalf of Hengrui prior to the Effective Date in the Territories, (iv) the Development or Manufacturing of the Licensed Antibodies and the Licensed Products in the Territories hereunder and the Commercialization of the Licensed Products in the Hengrui Territory (including, for clarity, product liability Losses resulting therefrom) by Hengrui or its Affiliates or their respective officers, directors, employees, agents, consultants, subcontractors or sublicensees, (v) any Development Activities conducted by Hengrui, or (vi) any claim of patent infringement brought by a Third Party on the basis that the Lead Antibody or Lead Product infringes any Patent that was issued or published as of the Effective Date (but excluding any improvements or modifications made to, or combinations with any other compound of, the Lead Antibody or the Lead Product by Incyte, its Affiliates or its sublicensees on or after the Effective Date, solely to the extent such claim arises from

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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or relates to such improvement, modification, or combination); in each case except to the extent that such Losses are subject to indemnification by Incyte pursuant to Section 10.2.

10.2Indemnification by Incyte.  Incyte hereby agrees to save, indemnify, defend and hold Hengrui, its Affiliates, its sublicensees and their respective directors, agents and employees harmless from and against any and all Losses arising in connection with any and all Third Party Claims resulting or otherwise arising from (i) any breach by Incyte of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (ii) the negligence or willful misconduct by Incyte or its Affiliates or their respective officers, directors, employees, agents, consultants, subcontractors or sublicensees in performing any obligations under this Agreement, (iii) the Development or Manufacturing or Commercialization of the Licensed Antibodies and the Licensed Products in the Incyte Territory (including, for clarity, any product liability Losses resulting therefrom) by Incyte or its Affiliates or their respective officers, directors, employees, agents, consultants, subcontractors or sublicensees, or (iv) any Development Activities conducted by Incyte; in each case except to the extent that such Losses are subject to indemnification by Hengrui pursuant to Section 10.1.

10.3Indemnification Procedures.

10.3.1Notice of Claim.  All indemnification claims in respect of any indemnitee seeking indemnity under Sections 10.1 or 10.2, as applicable (collectively, the “Indemnitees” and each an “Indemnitee”) will be made solely by the corresponding Party (the “Indemnified Party”).  The Indemnified Party will give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses and any legal proceeding initiated by a Third Party against the Indemnified Party as to which the Indemnified Party intends to make a request for indemnification under Sections 10.1 or 10.2, as applicable, but in no event will the Indemnifying Party be liable for any Losses that result from any delay in providing such notice which materially prejudices the defense of such proceeding.  Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time).  Together with the Indemnification Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim.

10.3.2Control of Defense.  The Indemnifying Party, at its option, may assume the defense of any Third Party Claim subject to indemnification as provided for in Sections 10.1 or 10.2, as applicable, by giving written notice to the Indemnified Party within [**] after the Indemnifying Party’s receipt of an Indemnification Claim Notice.  Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel it selects, and such Indemnifying Party shall thereafter continue to defend such Third Party Claim in good faith.  Should the Indemnifying Party assume the defense of a Third Party Claim (and continue to defend

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such Third Party Claim in good faith), the Indemnifying Party will not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim, unless the Indemnifying Party has failed to assume the defense and employ counsel in accordance with this Section 10.3 or in case the matter is subject to indemnification under Section 10.1(vi).

10.3.3Right to Participate in Defense. Without limiting Section 10.3.2, any Indemnitee will be entitled to participate in the defense of a Third Party Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnitee’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnifying Party has failed to assume the defense (or continue to defend such Third Party Claim in good faith) and employ counsel in accordance with this Section 10.3, in which case the Indemnified Party will be allowed to control the defense, or (iii) any matter that is subject to indemnification under Section 10.1(vi), in which case the reasonable cost of such employment of counsel shall be at the Indemnifying Party’s expense.

10.3.4Settlement.  With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any material manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its reasonable discretion, deems appropriate; provided, however, that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, and will transfer to the Indemnified Party all amounts which such Indemnified Party is liable to pay prior to the time of the entry of judgment.  With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of such Third Party Claim in accordance with Section 10.3.2, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, provided it obtains the prior written consent of the Indemnified Party (which consent will be at the Indemnified Party’s reasonable discretion).  The Indemnifying Party that has assumed the defense of (and continues to defend) such Third Party Claim in accordance with Section 10.3.2 will not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of such Indemnifying Party.  Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee will admit any liability with respect to, or settle, compromise or discharge, any

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Third Party Claim without first offering to the Indemnifying Party the opportunity to assume the defense of such Third Party Claim in accordance with Section 10.3.2.

10.3.5Cooperation.  If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party Claim.  Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.

10.3.6Expenses of the Indemnified Party.  Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim will be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

10.4Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES UNDER OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER Section 10.1 or 10.2,  OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER Article 11 OR FOR A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD.

10.5Insurance.  Each Party shall have and maintain such type and amounts of liability insurance as is normal and customary in the pharmaceutical industry in the United States generally for parties similarly situated and shall upon request provide the other Party with a copy of its policies of such insurance, along with any amendments thereto.  It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 10.  Each Party shall provide the other Party with written notice at least [**] prior to the cancellation, nonrenewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.  Upon request, each Party will promptly provide the other

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Party with certificates of insurance evidencing such coverages.  The certificates shall specify the dates such coverage expires.

Article 11
Confidentiality

11.1Confidential Information.  As used in this Agreement, the term “Confidential Information” means all information, whether it be in written form, visually or orally, including all production schedules, lines of products, volumes of business, processes, new product developments, product designs, formulae, technical information, laboratory data, clinical data, patent information, know-how, trade secrets, financial and strategic information, marketing and promotional information and data, and other material relating to any products, projects or processes of one Party (the “Disclosing Party”), that is provided to, or otherwise obtained by, the other Party (the “Receiving Party”) in connection with this Agreement (including information exchanged prior to the date hereof in connection with the transactions set forth in this Agreement, including any information disclosed by either Party pursuant to the Confidential Disclosure Agreement between the Parties dated May 6, 2015.  Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:

(a)were already known to the Receiving Party (other than under an obligation of confidentiality) at the time of disclosure by the Disclosing Party, to the extent such Receiving Party has documentary evidence to that effect;

(b)were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party;

(c)became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;

(d)were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

(e)were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party, to the extent such Receiving Party has documentary evidence to that effect.

11.2Confidentiality Obligations.  Each of Incyte and Hengrui shall keep all Confidential Information received from or on behalf of the other Party with the same degree of care with which it maintains the confidentiality of its own Confidential Information, but in all cases no less than a reasonable degree of care.  Neither Party shall use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other Person other than to such of its and its Affiliates’ directors, officers, managers, employees, independent contractors, agents, consultants, (potential) sublicensees or (potential) investors who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement and who are bound by confidentiality obligations not less strict than those contained herein; provided, however, that

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a Receiving Party shall advise any of its and its Affiliates’ directors, officers, managers, employees, independent contractors, agents, consultants, (potential) sublicensees or (potential) investors who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure (including, in the case of a Third Party, by means of a written agreement with such Third Party having terms at least as protective as those contained in this Article 11) that all such directors, officers, managers, employees, independent contractors, agents, consultants, (potential) sublicensees or (potential) investors comply with such obligations.  It is understood that receipt of Confidential Information under this Agreement will not limit the Receiving Party from assigning its employees to any particular job or task in any way it may choose, subject to the terms and conditions of this Agreement.

11.3Return of Confidential Information. Subject to a Party’s continuing right to use and disclose Confidential Information of the other Party under the surviving license pursuant to Article 13, if any, following expiration or any early termination of this Agreement, the Receiving Party shall return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the possession of the Receiving Party or its directors, officers, managers, employees, independent contractors, agents, consultants, (potential) sublicensees or (potential) investors, except that the Receiving Party may keep one (1) copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes.  Such archival copy shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this Article 11.  The provisions of this Section 11.3 shall not apply to copies of electronically exchanged Confidential Information made as a matter of routine information technology backup, provided that it is not otherwise accessible to Receiving Party other than its information technology representatives responsible for maintaining the Receiving Party’s electronic backup systems, and to Confidential Information or copies thereof which must be stored according to provisions of mandatory applicable Laws.

11.4Permitted Disclosure and Use.  Notwithstanding Section 11.2: (i) either Party may disclose Confidential Information belonging to the other Party only to the extent such disclosure is reasonably necessary to: (a) comply with or enforce any of its obligations or rights under this Agreement: or comply with applicable Laws; and (ii) either Party may disclose Confidential Information belonging to the other Party related to a Licensed Product only to the extent such disclosure is reasonably necessary to obtain or maintain Regulatory Approvals of a Licensed Product to the extent such disclosure is made to a Governmental Authority.  If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to this Section 11.3, such Party shall give reasonable advance written notice of such disclosure to the other Party to permit such other Party sufficient opportunity to object to such disclosure or to take measures to ensure confidential treatment of such information, including seeking a protective order or other appropriate remedy.

11.5Notification.  The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and will cooperate with the Disclosing Party in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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11.6Publicity; Filing of this Agreement.

11.6.1Publicity.  The Parties (or their Affiliates) shall issue a press release, in the form attached as Exhibit B, within one (1) Business Day after the Effective Date, to announce the execution of this Agreement and describe the material financial and operational terms of this Agreement.  Except as otherwise provided in this Section 11.6, each Party shall maintain the confidentiality of all provisions of this Agreement, and without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, neither Party nor its respective Affiliates shall make any press release or other public announcement of or otherwise disclose the provisions of this Agreement to any Third Party, except for: (i) disclosure to those of its directors, officers, employees, accountants, attorneys, underwriters, lenders and other financing sources, (potential) strategic partners, advisors, agents and (potential) sublicensees whose duties reasonably require them to have access to this Agreement; provided that such directors, officers, employees, accountants, attorneys, underwriters, lenders and other financing sources, advisors, agents, (potential) strategic partners or (potential) sublicensees are required to maintain the confidentiality of this Agreement; (ii) disclosures required by the rules or regulations of the New York Stock Exchange, The NASDAQ Stock Market or any other stock exchange on which securities issued by a Party or a Party’s Affiliate are traded, in which case the disclosing Party shall provide the nondisclosing Party with at least [**] notice unless otherwise not practicable, but in any event no later than the time the disclosure required by such rule or regulations is made; (iii) disclosures as may be required by Law, in which case the disclosing Party shall provide the nondisclosing Party with prompt advance notice of such disclosure and cooperate with the nondisclosing Party to seek a protective order or other appropriate remedy, including a request for confidential treatment in the case of a filing with the U.S. Securities and Exchange Commission (“SEC”); (iv) reports that may be filed with the SEC under the Securities Exchange Act of 1934 by either Party or its applicable Affiliate setting forth the press release referred to above, and/or this Agreement in redacted form as provided in Section 11.6.2; (v) disclosures that are consistent with or complementary to those described in clause (iv) but which do not contain any Confidential Information of the other Party; and (vi) other disclosures for which consent has previously been given.  A Party may publicly disclose without regard to the preceding requirements of this Section 11.6 any information that was previously publicly disclosed pursuant to this Section 11.6.

11.6.2Redacted Agreement.  The Parties acknowledge that, if legally required, either or both Parties or its applicable Affiliate may be obligated to file a copy of this Agreement with the SEC or other Governmental Authorities.  Each Party or its applicable Affiliate shall be entitled to make such a required filing; provided that it initially files a redacted copy of this Agreement approved by both Parties (“Redacted Agreement”) and requests confidential treatment of the terms redacted from this Agreement for a reasonable period of time.  In the event of any such filing, each Party shall (i) permit the other party to review and

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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comment upon such request for confidential treatment and any subsequent correspondence with respect thereto at least [**] in advance of its submission to the SEC or such other Governmental Authorities, (ii) reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the then-current legal requirements governing redaction of information from material agreements that must be publicly filed, (iii) promptly deliver to the other Party any written correspondence received by it or its representatives from such Governmental Authority, if any, with respect to such confidential treatment request and promptly advise the other Party of any other substantive communications between it or its representatives with such Governmental Authority with respect to such confidential treatment request, (iv) upon the written request of the other Party, request an appropriate extension of the term of the confidential treatment period, where available (it being understood that a Governmental Authority may in its sole discretion reject such request) and (v) if such Governmental Authority requests any changes to the redactions set forth in the Redacted Agreement, use commercially reasonable efforts to support the redactions in the Redacted Agreement as originally filed (to the extent consistent with the then-current legal requirements governing redaction of information from material agreements that must be publicly filed) and, to the extent reasonably practicable, not agree to any changes to the Redacted Agreement without first discussing such changes with the other Party and taking the other Party’s comments into consideration when deciding whether to agree to such changes.  Each Party shall be responsible for its own legal and other external costs in connection with any such filing, registration or notification.

11.7Publication.  The Parties intend to publish or present the conduct and the outcomes of Clinical Trials and will use Commercially Reasonable Efforts to align such publication or presentation to the public. Each Party shall submit, through the JSC, for the other Party’s approval, such approval not to be unreasonably withheld, conditioned or delayed, copies of each proposed academic, scientific, medical and other publication or presentation that contains or refers to the Hengrui Technology or otherwise relates to the Licensed Antibodies, the Licensed Products or any research or Development Activities under this Agreement to the other Party at least [**] in advance of submitting such proposed publication or presentation to a publisher or other Third Party.  The other Party shall have the right to review and comment on each such proposed publication or presentation and the publishing Party shall consider any comments in good faith. The other Party shall have the right to remove any of its own Confidential Information prior to submission for publication or presentation by the publishing Party.  The publishing Party shall redact or otherwise modify the proposed publication or presentation to remove any such Confidential Information of the other Party.  If the non-publishing Party informs the publishing Party that a publication, in the non-publishing Party’s reasonable judgment, could be expected to have a material adverse effect on any patentable invention owned by or licensed, in whole or in part, to the non-publishing Party (other than pursuant to a license granted under this Agreement), or on any Know-How which is Confidential Information of the non-publishing Party, the publishing Party shall delay or prevent such publication as follows:  (i) with respect to a patentable invention, such publication shall be delayed sufficiently long (not to exceed sixty (60) days) to permit the timely preparation and filing of a patent application; and (ii) with respect to

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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Know-How which is Confidential Information of such non-publishing Party, such Know-How shall be deleted from the Publication.  In addition, in the event that the document includes data, information or material generated by the other Party’s scientists, and professional standards for authorship would be consistent with including the other Party’s scientists as co-authors of the document, the names of such scientists will be included as co-authors.

11.8Use of Names.  Except as otherwise set forth in this Agreement, neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the written consent of such other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that subject to Section 11.6, either Party may use the name of the other Party in any document filed with any Regulatory Authority or Governmental Authority, including the FDA, EMA and the SEC.

11.9Survival.  The obligations and prohibitions contained in this Article 11 as they apply to Confidential Information shall survive the expiration or termination of this Agreement for a period of [**].

11.10Effect of Change of Control of Hengrui.  In the event that Hengrui is acquired in a Change of Control by a Third Party (an Acquirer as defined below), then:

11.10.1the intellectual property of such Acquirer held or developed by such Acquirer prior to such acquisition (“Acquirer Technology”) shall be excluded from the Hengrui Technology;

11.10.2intellectual property that, following such Change of Control, is developed, made or otherwise acquired or controlled by the Acquirer without use of proprietary Hengrui Technology (such proprietary know-how, the “Segregated Technology”) shall not be included within the Hengrui Technology.  Hengrui shall ensure that the Acquirer shall have no rights of access or other rights to Incyte’s Confidential Information.  Hengrui shall take reasonable steps to limit data access and sharing between Hengrui personnel working on the preclinical Development of Licensed Products or having access to data from such Development or any Incyte Confidential Information and Hengrui personnel working on Segregated Technology.

11.10.3Notwithstanding the foregoing, if rights to Segregated Technology were granted to the Acquirer in accordance with, and not in breach of, this Agreement prior to the Change of Control, then the use of such Segregated Technology in accordance with such grant (and consistent with the exclusive licenses granted under this Agreement) shall not be deemed use of Segregated Technology for purposes of this Section 11.10 but shall be deemed Acquirer Technology;

11.10.4Such Acquirer (and Affiliates of such Acquirer which are not controlled by (as defined under the Affiliate definition in Article 1) Hengrui itself) shall be excluded from the Affiliate definition solely for purposes of the applicable components of the Hengrui

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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Technology. For clarity, the Acquirer has sole discretion as to whether it will contribute its intellectual property or know-how to Hengrui’s activities and Hengrui Technology under this Agreement;

As used herein, “Acquirer” means the Third Party involved in the Change of Control, and any Affiliate of such Third Party that was not an Affiliate of the Acquired Party immediately prior to the Change of Control; and “Acquired Party” means the Party that was the subject of such Change of Control, together with any entity that was its Affiliate immediately prior to the Change of Control, and  “Change of Control” means any of the following: (i) the sale or disposition of all or substantially all of the assets of a Party to a Third Party, (ii) the acquisition by a Third Party, other than an employee benefit plan (or related trust) sponsored or maintained by a Party or any of its Affiliates, of more than [**] of such Party’s outstanding shares of voting capital stock (e.g., capital stock entitled to vote generally for the election of directors), or (iii) the merger or consolidation of a Party with or into another corporation, other than, in the case of (i-iii) of this definition, an acquisition or a merger or consolidation or sale of assets of the Party in which holders of shares of such Party’s voting capital stock immediately prior to the acquisition, merger, sale or consolidation have at least [**] of the ownership of voting capital stock of the acquiring Third Party or the surviving corporation in such merger or consolidation, as the case may be, immediately after the acquisition, merger, sale or consolidation.  Notwithstanding the foregoing, a Change of Control shall not be deemed to occur on account of an initial public offering, the acquisition of securities of a Party by an institutional investor, or Affiliate thereof, that acquires a Party’s securities in a transaction or series of related transactions that is a bona fide equity financing transaction, or a sale of assets, merger or other transaction effected exclusively for the purpose of changing the corporate domicile of a Party.

Article 12
Term and Termination

12.1Term.  This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 12, shall remain in effect, on a country-by-country basis, until the expiration of the Royalty Term in such country in the Territories (the “Term”).

12.2Incyte Termination for Convenience.    Subject to Section 13.1,  Incyte shall have the right to terminate this Agreement in its sole discretion by providing [**] prior written notice to Hengrui.

12.3Termination for Breach or Bankruptcy.  Without prejudice to any other remedies available to it at law or in equity or under this Agreement,

12.3.1 Hengrui may terminate this Agreement:

(a)in the event that Incyte shall have materially breached or defaulted in the performance of any of its obligations, Incyte shall have [**] after written notice thereof was provided to Incyte by Hengrui to cure such breach or default.  Unless Incyte has cured such breach or default prior to the expiration of such [**] period, such termination shall become effective upon receipt of the written notice of termination to be given within [**] of the end of such [**] period; or

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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(b)as a result of the filing for or institution of bankruptcy, reorganization, liquidation or receivership proceeding, or upon an assignment of a substantial portion of the assets for the benefit of creditors of Incyte; provided that such termination shall be effective only if such proceeding is not dismissed within [**] after the filing thereof;  and

(c)if it is finally determined pursuant to Section 4.1.2(i) that Incyte has Abandoned Development, and if Incyte either fails to provide to Hengrui the written plan and payment provided for in Section 4.1.2(ii) or provides such plan and payment but fails to initiate and diligently pursue such plan within the [**] set forth in Section 4.1.2(ii), then Hengrui may elect to terminate this Agreement by providing Incyte written notice of such termination, such termination to be effective immediately.

12.3.2Incyte may terminate this Agreement:

(a)in the event that Hengrui shall have materially breached or defaulted in the performance of any of its obligations, Hengrui shall have [**] after written notice thereof was provided to Hengrui by Incyte to cure such breach or default.  Unless Hengrui has cured such breach or default prior to the expiration of such [**] period, such termination shall become effective upon receipt of the written notice of termination to be given within [**] of the end of such [**] period; or

(b)as a result of the filing for or institution of bankruptcy, reorganization, liquidation or receivership proceeding, or upon an assignment of a substantial portion of the assets for the benefit of creditors of Hengrui; provided that such termination shall be effective only if such proceeding is not dismissed within [**] after the filing thereof.

12.4Termination Disputes.    Notwithstanding anything to the contrary in this Agreement, if a Party gives notice of termination under Section 12.3.1 or 12.3.2, and the other Party disputes whether such notice was proper, then the issue of whether or not this Agreement was properly terminated shall be resolved in accordance with Section 14, and this Agreement shall remain in full force and effect until such dispute is resolved.  If as a result of such dispute resolution process it is determined that the notice of termination was proper, then such termination shall be deemed to be effective on the date on which such dispute is resolved.  On the other hand, if as a result of the dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall remain in full force and effect.

Article 13
Effects of Termination and Other Remedies for Material Breach or Default, Bankruptcy, or Termination for Convenience

13.1Termination by Incyte for Convenience, and Termination by Hengrui for Incyte’s Breach or Bankruptcy.  Without limiting any other legal or equitable remedies that a Party may have, if this Agreement is terminated (i) by Incyte in accordance with Section 12.2, or (ii) by Hengrui in accordance with Section 12.3.1, then the following provisions shall apply:

13.1.1Termination of Licenses granted to Incyte.  For clarity, all rights and licenses granted to Incyte under this Agreement shall immediately terminate and be of no further force and effect and Incyte shall cease Developing and Commercializing the Licensed

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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Antibodies and the Licensed Products. Notwithstanding the foregoing, any sublicenses granted by Incyte will remain in full force and effect; provided that the sublicensee is not then in breach of its sublicense agreement and the sublicensee agrees to be bound to Hengrui under the terms and conditions of the sublicense agreement and that Hengrui shall not be bound to perform any duties or obligations set forth in any sublicenses that extend beyond the duties and obligations of Hengrui set forth in this Agreement.

13.1.2Transition of Clinical Studies.  In the event there are any ongoing clinical trials of any Licensed Product in the Incyte Territory, at Hengrui’s request, following the date a notice of termination has been issued, Incyte agrees to continue such trials in the normal course until the effective date of the termination, or, to the extent so requested by Hengrui, to promptly transition to Hengrui or its designee such clinical trials or portions thereof; in each case, at Incyte’s expense.

13.1.3Grant of License to Hengrui.  Incyte would grant to Hengrui a non-exclusive, royalty-free, paid-up, perpetual, sublicensable, license under any Incyte Patents and any Know-How that Incyte is obligated to provide Hengrui under Section 13.1.4 below, in order to make, have made, use, sell, offer for sale and import Licensed Products anywhere in the world; and

13.1.4Regulatory Filings.  Incyte shall promptly assign and transfer to Hengrui all MAAs and Regulatory Approvals for Licensed Products that are held or controlled by or under authority of Incyte or its Affiliates or Sublicensees, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under the MAAs and Regulatory Approvals to Hengrui, including causing each of its Sublicensees to transfer any such Regulatory Filings to Hengrui.  If applicable Law prevents or delays the transfer of ownership of MAAs and Regulatory Approvals to Hengrui, Incyte shall grant, and does hereby grant, to Hengrui an exclusive and irrevocable right of access and reference to such MAAs and Regulatory Approvals for Licensed Products, and shall cooperate fully to make the benefits of such MAAs and Regulatory Approvals available to Hengrui and/or its designee(s).  Within [**] after notice of such termination, Incyte shall provide to Hengrui copies of all such MAAs and Regulatory Approvals, and of all Regulatory Materials and other Know-How pertaining to any Licensed Products, or the manufacture thereof.  Hengrui shall be free to use and disclose such MAAs and Regulatory Approvals and other items in connection with the exercise of its rights and licenses under this Section 13.1.

13.1.5Trademarks.  Incyte hereby assigns and shall cause to be assigned to Hengrui all worldwide rights in and to any trademarks specific to one or more Licensed Products that Incyte used with Licensed Product(s).  It is understood that such assignment shall not include the Incyte name or trademark for the Incyte company itself, or any rights to any trademarks for Incyte products other than the Licensed Products.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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13.1.6If this Agreement is terminated by Hengrui pursuant to Section 12.3.1, then the transfer of all MAAs and Regulatory Approvals pursuant to Section 13.1.4 and Trademarks pursuant to Section 13.1.5 shall be without charge to Hengrui.  If this Agreement is terminated by Incyte pursuant to Section 12.2, the Parties agree to negotiate in good faith the transfer of such MAAs, Regulatory Approvals and Trademarks, including commercially reasonable and customary compensation to Incyte, within [**] after such termination is effective.

13.1.7Wind-Down.  If this Agreement is terminated by Incyte in accordance with Section 12.2, notwithstanding the foregoing provisions of this Section 13.1, the licenses granted to Incyte under this Agreement shall survive for a period ending on the last calendar day of the [**] following the effective date of such termination and Incyte and its Affiliates shall be entitled to (a) finish or otherwise wind-down any ongoing Clinical Trials with respect to any Licensed Antibodies or Licensed Products hereunder or transfer such Clinical Trials (where Incyte is permitted to do so under applicable Laws) to Hengrui and (ii) finish any work-in-progress and sell any Licensed Products remaining in inventory, in accordance with the terms of this Agreement; provided that, for clarity, Incyte shall have no obligation to undertake such activities and; provided further, that such licenses shall be non-exclusive and Incyte shall remain obligated to pay Hengrui the Royalty Payments and other amounts payable hereunder (including milestones) applicable to said subsequent sales, with respect to sales in the Incyte Territory, as applicable, in accordance with the terms and conditions set forth in this Agreement and otherwise complies with the terms set forth in this Agreement.

13.2Termination by Incyte for Hengrui’s Breach or Bankruptcy.  Without limiting any other legal or equitable remedies that Incyte may have, if this Agreement is terminated by Incyte in accordance with Section 12.3.2, then the following provisions shall apply:

13.2.1Termination of Licenses granted to Hengrui.  For clarity, all rights and licenses granted to Hengrui under this Agreement shall immediately terminate and be of no further force and effect.

13.2.2Continuance of Licenses granted to Incyte.  All rights and licenses granted to Incyte under this Agreement shall continue and shall become perpetual licenses; provided, however, that Incyte Royalty Payments payable by Incyte to Hengrui under Article 7 after the effective date of termination shall be reduced by [**] and Incyte shall only pay [**] of the milestone payments as regulated in Section 7.2.

13.3Expiration of this Agreement.  Upon expiration of this Agreement pursuant to Section 12.1 with respect to a given country in the Incyte Territory, Incyte will have an exclusive (even as to Hengrui), fully paid, perpetual, royalty-free right and license under the licenses in Section 2.1 to Develop, Commercialize and to Manufacture the Licensed Products in the Incyte Territory.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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13.4Return of Confidential Information.  Upon the expiration or termination of this Agreement, the provisions of Section 11.3 shall apply.

13.5Accrued Rights.  Termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to the effective date of such termination.  Such termination will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

13.6Survival.  Notwithstanding anything to the contrary contained herein, the following provisions shall survive any expiration or termination of this Agreement: Sections 2.2.1, 7.6-7.10 (with respect to payment obligations accrued prior to such expiration or termination), 8.1.1,  8.1.2,  8.1.3,  8.1.6,  11.9 and 15.3 and Article 1 (solely to the extent necessary for the interpretation of the other surviving provisions) and Article 13. Except as set forth in this Article 13 or otherwise expressly set forth herein, upon termination or expiration of this Agreement all other rights and obligations of the Parties shall cease.

13.7Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Hengrui and Incyte are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that each Party, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the U.S. Bankruptcy Code, (a) the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it (x) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefore, unless the Bankrupt Party elects to continue to perform all  of its obligations under this Agreement or (y) if not delivered under clause (x), following the rejection of this Agreement by the Bankrupt Party upon written request therefore by the other Party and (b) the Bankrupt Party shall not unreasonably interfere with the other Party’s rights to intellectual property and all embodiments of intellectual property, and shall assist and not unreasonably interfere with the other Party in obtaining intellectual property and all embodiments of intellectual property from another entity.  The “embodiments” of intellectual property includes all tangible, intangible, electronic or other embodiments of rights and licenses hereunder, including all compounds and products embodying intellectual property, Products, filings with Regulatory Authorities and related rights and Hengrui Know-How in the case that Hengrui is the Bankrupt Party.

Article 14
Dispute Resolution

14.1Disputes.  The Parties recognize that, from time to time during the Term, disputes may arise as to certain matters which relate to either Party’s rights and/or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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procedures set forth in this Article 14 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement.

14.2Arising Between the Parties.  With respect to all disputes arising between the Parties or their representatives and not arising from the JSC under Sections 3.4 and 3.5, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within [**] after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Chief Executive Officers of each of the Parties, for attempted resolution by good-faith negotiations within [**] after such notice is received.

14.3Dispute Resolutions.  If the Chief Executive Officers are not able to resolve such dispute referred to them under Section 14.2 within such [**] period, then either Party may refer the matter to expedited arbitration in accordance with Section 14.5 unless such dispute, controversy or claim relates to the scope, validity, enforceability or infringement of any patent rights covering the manufacture, use or sale of any Licensed Product or of any trademark rights relating to any Licensed Product in which case it shall be resolved in accordance with Section 14.4.

14.4Patent and Trademark Dispute Resolution. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any patent rights covering the manufacture, use or sale of any Licensed Product or of any trademark rights relating to any Licensed Product shall be submitted to a court or patent authority of competent jurisdiction in the Territories in which such patent or trademark rights were granted or arose.

14.5Arbitration.  Any dispute relating to the validity, performance, construction or interpretation of this Agreement, which cannot be resolved amicably between the Parties, shall be determined by arbitration in accordance with [**].  The decision of the arbitrators shall be final and binding upon the Parties and enforceable in any court of competent jurisdiction.  Place of arbitration is New York, New York, U.S.  The number of arbitrators is three (3).  The language of the arbitration proceeding is English.  Judgment upon any award made by the arbitrators may be entered in any court having jurisdiction thereof.

14.6Injunctive Relief.  Nothing herein may prevent either Party from seeking a preliminary injunction or temporary restraining order, in any court of competent jurisdiction, so as to prevent any Confidential Information from being disclosed in violation of this Agreement.

Article 15
Miscellaneous

15.1Entire Agreement; Amendment.  This Agreement, including the Schedules and Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidential Disclosure Agreement between the Parties dated May 6, 2015 (which shall remain effective prior to the Effective Date). There are no covenants, promises, agreements, warranties, representations, conditions or

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.

15.2Force Majeure.  A Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party makes reasonable efforts to remove the condition.  For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the Parties, including an act of God, war, civil commotion, terrorist act, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, and storm or like catastrophe.  Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of force majeure affecting such Party. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

15.3Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3, and shall be deemed to have been given for all purposes (i) when delivered, if hand-delivered or sent by facsimile on a Business Day, (ii) on the next Business Day if sent by a reputable international overnight courier service, or (iii) three (3) Business Days after mailing, if mailed by first-class certified or registered airmail, postage prepaid, return receipt requested.  Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below:

If to Hengrui:	Jiangsu Hengrui Medicine Co., Ltd.
No.7 Kunlunshan Road
Lianyungang Eco & Tech Development Zone
Jiangsu Province, China 222047
Attention: President
Fax: [**]

With a copy to:	Wilson, Sonsini, Goodrich and Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304-1050
Attention: Karen Wong
Fax: [**]

If to Incyte:	Incyte Europe SARL
1 rue Pre-de-la-Bichette
Geneva, Switzerland 1202
Attention: Hervé Hoppenot
Fax: [**]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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With a copy to:	Incyte Corporation
1801 Augustine Cut-off
Wilmington, DE 19803
Attention: General Counsel
Fax: [**]

And a copy to:	Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, New Jersey 08540
Attention: Randall B. Sunberg
Fax: [**]

15.4No Strict Construction; Interpretation.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

15.5Assignment.    Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that either Party may make such an assignment without the other Party’s consent to (i) Affiliates (provided, however that (a) the assigning Party provides prior written information of any planned assignment to an Affiliate, (b) assigning Party will remain jointly and severally liable with, and will guarantee in written form vis-à-vis the other Party the performance of, the relevant Affiliate under this Agreement, and (c) the relevant Affiliate assignee will assume in writing vis-à-vis the other Party all of the assigning Party’s obligations under this Agreement) and (ii) a successor to substantially all of the business of the assigning Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction; provided, that if such assignment by Incyte would result in non-creditable withholding or other similar taxes becoming due on payments to Hengrui under this Agreement, then any such assignment will require Hengrui’s prior written consent absent an express agreement by Incyte or the assignee to pay or reimburse Hengrui for any such non-creditable taxes resulting from such assignment, such consent not to be unreasonably withheld or delayed. Any permitted assignment shall be binding on the successors of the assigning Party.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.4 shall be null, void and of no legal effect.

15.6Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to perform all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.7Severability.  If any one or more of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, such provision or provisions shall be considered severed from this

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Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good-faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.8No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

15.9Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

15.10Independent Contractors.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.  Furthermore, none of the transactions contemplated by this Agreement shall be construed as a partnership for any tax purpose.

15.11No Third Party Rights.  The provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.

15.12Expenses.  Except as otherwise specifically provided in this Agreement, each Party (and its Affiliates) shall bear its own costs and expenses in connection with entering into this Agreement and the consummation of the transactions and performance of its obligations contemplated hereby.

15.13English Language; Governing Law.  This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.  This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the substantive laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state.  Both Parties consent to the jurisdiction of the state and federal courts in New York, New York, U.S.

15.14Counterparts.  This Agreement may be executed in two (2) counterparts, including by facsimile or PDF, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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In Witness Whereof, the Parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

JIANGSU HENGRUI MEDICINE CO., LTD.		INCYTE EUROPE SARL

By:	/s/ Piaoyang Sun	By:	/s/ Hervé Hoppenot
Name:	Piaoyang Sun	Name:	Hervé Hoppenot
Title:	Chairman	Title:	President

INCYTE EUROPE SARL

		By:	/s/ Sébastien Roy
		Name:	Sébastien Roy
		Title:	Authorized Signatory

Signed in Geneva, Switzerland on 1 September 2015

(Signature Page to the License and Collaboration Agreement)

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EXHIBIT A

[**]

[**]

A-2

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EXHIBIT B

Press Release

B-1

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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FOR IMMEDIATE RELEASE

Incyte Announces Global License Agreement with Jiangsu Hengrui Medicine for
SHR-1210, an Investigational Anti-PD-1 Monoclonal Antibody

Incyte to pay Hengrui $25 million upfront plus the potential for milestone and royalty payments

WILMINGTON, DE – September 2, 2015 – Incyte Corporation (Nasdaq: INCY) today announced a global license and collaboration agreement with Jiangsu Hengrui Medicine Co., Ltd. for the development and commercialization of SHR-1210, an investigational anti-PD-1 monoclonal antibody. Under the agreement, Incyte will have the exclusive development and commercialization rights to SHR-1210 worldwide, with the exception of Mainland China, Hong Kong, Macau, and Taiwan. SHR-1210 is expected to enter proof-of-concept studies for the treatment of patients with advanced solid tumors in the coming months.

“The addition of this anti-PD-1 candidate to our early stage portfolio reinforces our commitment to cancer patients and further diversifies our clinical development programs,” stated Hervé Hoppenot, President and Chief Executive Officer of Incyte. “We continue to make excellent progress in the multiple clinical trials underway across our existing portfolio, including our strategic collaborations.”

Piaoyang Sun, Chairman of the Board of Hengrui, added, “Both Incyte and Hengrui are dedicated to cancer immunotherapy and are investigating several relevant biological targets in the area. The addition of SHR-1210 is an excellent fit to Incyte’s oncology portfolio, and we are pleased to see Incyte’s commitment to this PD-1 program. Combining the expertise and resources of both companies can accelerate the development of SHR-1210.”

Terms of the Agreement

Under the terms of the agreement, Incyte will acquire development and commercialization rights to SHR-1210 worldwide, with the exception of Mainland China, Hong Kong, Macau, and Taiwan, in exchange for an upfront payment of $25 million. The terms also include potential milestone payments of up to $770 million to Hengrui, consisting of $90 million for regulatory approval milestones, $530 million for commercial performance milestones, and $150 million based on clinical superiority. The terms also include tiered royalties to Hengrui on net sales of SHR-1210 in Incyte territories. Under the Agreement, Incyte and Hengrui will assume all financial obligations associated with the development and commercialization of SHR-1210 in their respective territories.

About Anti-PD-1 Monoclonal Antibodies

Monoclonal antibodies targeting PD-1 enhance anti-tumoral immunity and are being developed for the treatment of cancer. Many tumor cells express PD-L1, an immunosuppressive PD-1 ligand. Inhibition of the interaction between PD-1 and PD-L1, known as immune checkpoint blockade, can enhance T-cell responses and mediate preclinical antitumor activity.

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For this transaction, Incyte was advised by Morgan Lewis, and Hengrui was advised by Wilson Sonsini Goodrich & Rosati.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based biopharmaceutical company focused on the discovery, development and commercialization of proprietary therapeutics, primarily for oncology.  For additional information, please visit www.incyte.com.

About Jiangsu Hengrui Medicine Co., Ltd.

Jiangsu Hengrui Medicine Co., Ltd., established in 1970, is a fully integrated pharmaceutical company in China, with annual net sales of over U.S. $1.2 billion. Hengrui's products and innovative R&D span multiple therapeutic areas, including oncology and hematology, anesthesiology and pain management, cardiovascular and metabolic diseases, contrast media, and inflammation. Visit http://www.hrs.com.cn for further information.

Forward-Looking Statements (Incyte)

Except for the historical information set forth herein, the matters set forth in this press release, including without limitation statements with respect to the timing of proof of concept studies for SHR-1210, contain predictions and estimates and are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Incyte’s current expectations and subject to risks and uncertainties that may cause actual results to differ materially, including the high degree of risk associated with drug development, results of further research and development, unanticipated delays, other market or economic factors and technological advances, regulatory approval of the transaction and other risks detailed from time to time in Incyte's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015. Incyte disclaims any intent or obligation to update these forward-looking statements.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

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Contacts

Investors		Media
Michael Booth, DPhil	+1 302 498 5914	Catalina Loveman	+1 302 498 6171
	mbooth@incyte.com		cloveman@incyte.com

1 Weber J (Oct 2010). "Immune checkpoint proteins: a new therapeutic paradigm for cancer--preclinical background: CTLA-4 and PD-1 blockade". Seminars in Oncology 37(5): 430–9. doi:10.1053/j.seminoncol.2010.09.005. PMID 21074057.

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EXHIBIT C

Australian Study Protocol Summary

C-1

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.